Exhibit 99(d)



                                  LARCAN-TTC INC.

                              650 South Taylor Avenue
                             Louisville, Colorado 80027

           Dear Stockholder:

                You are cordially invited to attend a Special Meeting of the stockholders of Larcan-TTC Inc. (the "Company") to be held at the Company's offices located at 650 South Taylor Avenue, Louisville, Colorado 80027 on March 10, 1998, at 10:00 a.m., local time.

                At the meeting you will be asked to consider and vote on an Agreement and Plan of Merger by and among the Company, Larcan Inc. ("Larcan"), and Larcan Sub, Inc., a wholly-owned subsidiary of Larcan. The Agreement and Plan of Merger generally provides for a taxable exchange in which you will receive $0.0625 for each share of the common stock of the Company held by you.

                The Notice of Special Meeting of Stockholders and the Proxy Statement accompanying this letter more fully describe the matters to be considered at the Special Meeting. We urge you to read the enclosed materials carefully.

                YOUR BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS A VOTE "FOR" THE AGREEMENT AND PLAN OF MERGER.

                Approval of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote thereon.

                LARCAN HAS SUFFICIENT VOTES TO APPROVE THE MERGER WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. APPROVAL OF THE MERGER IS NOT CONDITIONED ON APPROVAL BY A MAJORITY OF THE UNAFFILIATED STOCKHOLDERS.

                Whether or not you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy card in the envelope provided so that as many shares as possible may be represented at the meeting. The vote of each stockholder is important and your cooperation in returning your executed proxy card will be appreciated. Should you desire to attend the meeting and vote in person, you may do so even though you have previously returned your proxy card.

                Thank you.

                                          Sincerely,

                                          Paul A. Dickie

                                          Chairman of the Board

                                  LARCAN-TTC INC.

                              650 South Taylor Avenue
                             Louisville, Colorado 80027

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            To Be Held On March 10, 1998


                Notice is hereby given that a special meeting of the stockholders of Larcan-TTC Inc. ("Company" or "LTTC") will be held on Tuesday, March 10, 1998, at 10:00 a.m., local time, at the Company's offices, located at 650 South Taylor Avenue, Louisville, Colorado 80027, for the following purposes:

                (1) To consider and vote upon the approval of an Agreement and Plan of Merger ("Merger Agreement") among the Company, Larcan Inc., a Canadian corporation ("Larcan"), and Larcan Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Larcan ("LSI"), pursuant to which (i) LSI will be merged with and into the Company ("Merger"); (ii) each outstanding share of common stock of LSI will be converted into the right to receive one share of common stock of the Company, par value $.04 per share ("Common Stock"), (iii) each outstanding share of Common Stock of the Company (other than those owned by Larcan and those for which appraisal rights have been perfected in accordance with the General Corporation Law of the State of Delaware) shall be cancelled in exchange for $0.0625 (the "Merger Consideration"), (iv) each outstanding share of Common Stock of the Company that is owned by Larcan shall be cancelled without any consideration therefor, and (v) the Company's Certificate of Incorporation and By-Laws will be the Certificate of Incorporation and By-Laws of the surviving corporation; and

                (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                Only stockholders of record at the close of business on February 10, 1998 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.


                                       By Order of the Board of Directors

                                       Ronald Eve

                                       CORPORATE SECRETARY

           Louisville, Colorado
           February 12, 1998


                IT IS DESIRABLE THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING AND, THEREFORE, WHETHER OR NOT YOU ARE ABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY, SO THAT YOUR SHARES WILL BE REPRESENTED.

                THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                  LARCAN-TTC INC.

                                  PROXY STATEMENT

                          SPECIAL MEETING OF STOCKHOLDERS

                This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Larcan-TTC Inc., a Delaware corporation ("LTTC" or the "Company"), of proxies for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, March 10, 1998, at 650 South Taylor Avenue, Louisville, Colorado 80027, and at any postponements or adjournments thereof (the "Special Meeting"), for the purpose described below. This Proxy Statement is first being mailed to stockholders of the Company on or about February 12, 1998.

                At the Special Meeting, the stockholders of LTTC will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated July 17, 1997 (the "Merger Agreement"), by and among the Company, Larcan Inc., a Canadian corporation ("Larcan"), and Larcan Sub, Inc., a recently-formed Delaware corporation and a wholly-owned subsidiary of Larcan ("LSI").

                The Merger Agreement provides for the merger (the "Merger") of LSI with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger, each share of the common stock, $.04 par value per share ("Common Stock") of the Company outstanding immediately prior thereto (other than those owned by Larcan and those for which appraisal rights have been perfected in accordance with the General Corporation Law of the State of Delaware ("DGCL")) will be converted into the right to receive $0.0625 in cash, without interest (the "Merger Consideration"). Larcan negotiated the Merger Consideration with the Company's two largest stockholders after Larcan. Larcan based the Merger Consideration, in part, on the limited reported market activity in the Company's Common Stock preceding May 28, 1997. For a more complete description of the Merger Agreement and the Merger, see "THE MERGER AGREEMENT."

                THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION FOR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 TABLE OF CONTENTS

                                                                  Page
                                                                  ----

           SUMMARY   ...............................................1
                The Special Meeting.................................1
                The Merger..........................................1
                Vote Required.......................................2
                The Effective Time of the Merger....................3
                Purpose and Reason for the Merger...................3
                Fairness of the Merger..............................3
                Federal Tax Consequences............................3
                Financing the Merger................................3
                Conduct of Business After the Merger................4
                Appraisal Rights....................................4
           SPECIAL MEETING..........................................5
                Proposal to be Considered at the Special Meeting....5
                Record Date; Voting Rights..........................5
                Voting and Revocation of Proxies....................6
                Appraisal Rights....................................6
                Solicitation of Proxies.............................7
           SPECIAL FACTORS..........................................7
                Background of the Merger............................7
                Interests of Mr. Freeman and Dr. St. Clair
                  in the Merger....................................12
                Recommendations of the Company's Board
                  of Directors; Fairness of the Merger.............13
                Recommendations of Larcan as to the Fairness
                  of the Merger....................................16
                Purpose and Effects of and Alternatives to
                  the Merger.......................................18
                Conduct of Business of the Company After
                  the Merger.......................................20
                Certain Federal Income Tax Consequences............20
                Accounting Treatment ..............................21
                Financing of Merger Consideration..................21
           THE MERGER AGREEMENT....................................22
                General............................................22
                Effective Time of the Merger.......................22
                Merger Consideration...............................22
                Conditions to Closing..............................23
                Termination or Amendment of Merger Agreement.......24
                Voting Requirements................................24
           APPRAISAL RIGHTS........................................25
           INFORMATION REGARDING LTTC AND LARCAN ..................29
                LTTC ..............................................29
                     Major Products and Markets....................29
                     Marketing.....................................32
                     Competition...................................34
                     Product Development...........................34

                     Single Suppliers..............................35
                     Customers.....................................35
                     Employees.....................................35
                     Properties....................................36
                     Legal Proceedings.............................36
                     Transmitter Industry Overview and Effect
                       of Recent Developments on Operations........36
                Larcan and LSI.....................................36
           MARKET PRICES FOR THE COMMON STOCK......................38
                Principal Holders of Securities....................38
                Security Ownership of Management...................39
           INDEPENDENT ACCOUNTANTS.................................40
           MISCELLANEOUS...........................................40
           AVAILABLE INFORMATION...................................41

           ANNEX A:  Agreement and Plan of Merger.................A-1
           ANNEX B:  Directors and Executive Officers
                     of LTTC, Larcan, LSI and
                     the Surviving Corporation....................B-1
           ANNEX C:  Section 262 of the DGCL......................C-1

                                      SUMMARY


                The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement and the Annexes hereto. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

           The Special Meeting

                A special meeting of the stockholders of Larcan-TTC Inc. (the "Company" or "LTTC") will be held at 10:00 a.m., local time, on March 10, 1998 at the Company's offices located at 650 South Taylor Avenue, Louisville, Colorado 80027. At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated July 17, 1997, by and among the Company, Larcan Inc. ("Larcan") and Larcan Sub, Inc., a wholly-owned subsidiary of Larcan ("LSI"). A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

                The Company is a Delaware corporation with its principal executive offices located at 650 South Taylor Avenue, Louisville, Colorado 80027, telephone: (303) 665-8000. Larcan is a corporation organized under the laws of Canada, the principal executive offices of which are located at 228 Ambassador Drive, Mississauga, Ontario, Canada L5T 2J2, telephone: (905) 564-9222.

           The Merger

                The Merger Agreement provides that, upon approval of the Merger Agreement by the stockholders of the Company and satisfaction of certain other conditions, the Company will be merged with LSI, and will be the surviving corporation ("Surviving Corporation" shall hereinafter mean LTTC from and after the effective time of the Merger.) As a result of the Merger, each outstanding share of the Company's common stock, $.04 par value per share ("Common Stock"), (other than those that are owned by Larcan and those for which appraisal rights have been perfected in accordance with the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $0.0625 in cash, without interest ("Merger Consideration"). See "SPECIAL MEETING--Proposal to be

           Considered at the Special Meeting," "The MERGER AGREEMENT--General," "THE MERGER AGREEMENT--Effective Time of the Merger," and "THE MERGER AGREEMENT--Merger Consideration."

                As soon as practical after the Merger, Larcan will cause to be mailed to the Company's stockholders' instructions regarding the surrender of their certificates, together with a letter of transmittal for that purpose. The Merger Consideration will be distributed to each stockholder of the Company upon the surrender by such stockholder of the certificate or certificates which prior to the Merger represented shares of the Common Stock accompanied by a duly executed letter of transmittal and such other document as may be required thereby. After the Merger, each outstanding certificate which prior thereto represented shares of the Common Stock (other than those shares owned by Larcan and those shares for which appraisal rights have been perfected in accordance with Section 262 of the DGCL) will be deemed to represent only the right to receive the Merger Consideration. See "THE MERGER AGREEMENT--Merger Consideration" and "APPRAISAL RIGHTS."

           Vote Required

                The affirmative vote of a majority of the shares of the Common Stock outstanding on February 10, 1998 is required for approval and adoption of the Merger Agreement. Abstentions and broker non-votes will have the effect of a vote against the Merger. See "SPECIAL MEETING--Record Date; Voting Rights" and "THE MERGER AGREEMENT--Voting Requirements."

                Larcan holds 9,053,195 shares of Common Stock, representing approximately 78.42% of the outstanding shares of the Company, and intends to vote such shares in favor of the approval and adoption of the Merger Agreement. Mr. Dirk B. Freeman and Dr. Byron W. St. Clair each holds 905,803 and 517,378 shares, respectively, of Common Stock, representing approximately 7.85% and 4.48%, respectively, of the outstanding shares of the Company. Each of Mr. Freeman and Dr. St. Clair has agreed to vote all of his shares of the Common Stock in favor of the approval and adoption of the Merger Agreement.

                Approval of the Merger is not conditioned on approval by a majority of the unaffiliated stockholders. Accordingly, the shares of Common Stock held by Larcan are sufficient to constitute a quorum for transacting business at the Special Meeting and approve the Merger Agreement without the vote of other stockholders.

           Effective Time of the Merger

                The Merger will become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware. It is anticipated that the filing will be made promptly following the Special Meeting, assuming that the conditions to closing have been satisfied or, if permissible, waived. See "THE MERGER AGREEMENT--Effective Time of the Merger" and "--Conditions to Closing."

           Purpose and Reason for the Merger

                The purpose of the Merger is to effect the acquisition by Larcan of the entire equity interest in the Company. See "THE
           MERGER--Purpose and Effects of and Alternatives to the Merger."

           Fairness of the Merger

                The Company believes that the Merger is fair to unaffiliated holders of the Common Stock. Larcan believes that the Merger is fair to unaffiliated holders of the Common Stock based principally upon the procedures utilized by the Company and Larcan in negotiating the Merger Consideration.

           Federal Tax Consequences

                The receipt of the Merger Consideration pursuant to the Merger will be a taxable transaction for the holders of the Common Stock for federal income tax purposes and may result in taxation to such holders under applicable state, local and foreign or other tax laws. The gain or loss on the transaction will be a capital gain or loss if the stock is a capital asset in the hands of the stockholders. See "THE MERGER--Certain Federal Income Tax Consequences."

                EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

           Financing the Merger

                The closing of the Merger is not conditioned on the receipt of financing. The total Merger Consideration of approximately $155,671.19 will be paid from Larcan's working capital.

           Conduct of Business After the Merger

                The Company will survive the Merger as a direct wholly-owned subsidiary of Larcan and will continue to hold and own all of its properties and assets. It is contemplated that after the Merger, Larcan will continue to operate the Company as a wholly-owned subsidiary. Larcan intends to achieve operating efficiencies by consolidating the overhead of Larcan and the Company. See "THE MERGER--Conduct of Business of the Company After the Merger."

           Appraisal Rights

                Pursuant to Section 262 of the DGCL ("Section 262"), a stockholder has the right to seek appraisal of such holder's shares and to be paid the "fair value" thereof in cash if the Merger is consummated and the holder strictly complies with the procedures set forth in Section 262. Failure to comply strictly with such procedures will result in a loss of such appraisal rights. Unless otherwise determined by a Court of Chancery in Delaware in an appraisal proceeding, under Section 262 a stockholder will be responsible for the legal and related costs associated with asserting appraisal rights. The aggregate Merger Consideration payable to stockholders other than Mr. Freeman and Dr. St. Clair is approximately $66,722. A copy of Section 262 is attached to this Proxy Statement as Annex C. See "SPECIAL MEETING--Record Date; Voting Rights" and "APPRAISAL RIGHTS" below.

                                  SPECIAL MEETING

           Proposal to be Considered at the Special Meeting

                At the Special Meeting, the stockholders of LTTC will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement by and among the Company, Larcan, and LSI.

                The Merger Agreement provides for the Merger with LTTC being the Surviving Corporation and becoming a wholly-owned subsidiary of Larcan.

                At the Effective Time, (a) each share of the Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Larcan or for which appraisal rights have been perfected in accordance with the DGCL) will be converted into the right to receive the Merger Consideration, (b) each share of the Common Stock held in the Treasury of LTTC at the Effective Time, if any, will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), (c) each share of the Common Stock held by Larcan at the Effective Time will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), and (d) each share of the common stock of LSI will be converted into one share of the Common Stock of the Surviving Corporation. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

           Record Date; Voting Rights

                Only stockholders of record at the close of business on February 10, 1998 will be entitled to vote at the Special Meeting. On February 10, 1998, there were 11,543,934 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business.

                With respect to the Merger Agreement, approval will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Shares of Common Stock represented at the Special Meeting that are not voted and abstentions will have the effect of votes cast against approval of the Merger Agreement.

                Brokers who hold shares in street name for customers who are the beneficial owners do not have the authority to vote on a merger without specific instruction from their customers. Such broker non-votes (arising from the lack of instruction from beneficial owners) will not be included in the vote total on the proposal and thus will have the effect of votes cast against the Merger Agreement.

                Larcan holds shares of Common Stock representing approximately 78.42% of the shares of Common Stock entitled to vote on the adoption of the Merger Agreement and intends to vote such shares in favor of the Merger Agreement. Mr. Dirk B. Freeman and Dr. Byron W. St. Clair, directors of the Company, each holds shares of Common Stock representing approximately 7.85% and 4.48%, respectively. Each of Mr. Freeman and Dr. St. Clair also has agreed to vote all of their shares of the Common Stock in favor of the approval and adoption of the Merger Agreement.

                Approval of the Merger is not conditioned on approval by a vote of the unaffiliated stockholders. Accordingly, the shares of Common Stock held by Larcan will constitute a quorum for the transaction of business at the Special Meeting and will be sufficient to approve the Merger Agreement without the vote of other stockholders.

           Voting and Revocation of Proxies

                If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" approval of the Merger Agreement. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

                Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

           Appraisal Rights

                Holders who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of
           Section 262 have the right to be paid in cash the "fair value" of their shares of the Common Stock. A copy of Section 262 is attached as Annex C to this Proxy Statement. A stockholder contemplating the exercise of the appraisal rights provided by Section 262 should carefully review that Section, including without limitation the procedural steps required to perfect those rights. A summary description of those rights is provided under "APPRAISAL RIGHTS" below. A stockholder who fails to comply strictly with the requirements under
           Section 262 will lose such appraisal rights and will be entitled to the Merger Consideration for the shares of the Common Stock held by such stockholders.

           Solicitation of Proxies

                The Company has retained GEMISYS, Inc. at an estimated cost of $2,100 plus reimbursement of expenses to assist in the solicitation of proxies. The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.


                                  SPECIAL FACTORS

           Background of the Merger

                In early 1993, Larcan, an international manufacturer of VHF transmitters, received a request from a major customer for a solid state UHF transmitter. Although Larcan was engaged in the development of such a product, at that time it did not have a transmitter that would satisfy its customer's needs. The customer stipulated that the transmitter had to be placed "on air" by a date in advance of the date that Larcan anticipated its own UHF product would be available.

                To meet its customer's needs, Larcan sought to acquire a UHF transmitter that could be used by the customer on an interim basis pending completion and delivery of Larcan's own product. Larcan approached Technology Television Corporation ("TTC") for the product. During the course of purchasing the UHF transmitter, Larcan identified a potential for synergy between Larcan and TTC based on their respective product lines. Major products of each company were viewed as complementary rather than competitive, including the TTC UHF transmitter acquired by Larcan and the solid state UHF transmitter being developed by Larcan, each of which was targeted for a different segment of the transmitter market.

                Larcan viewed TTC as a strategic investment opportunity through which Larcan could strengthen its position in both the domestic and international markets. Larcan also believed that an association with TTC could lead to a reduction in the combined research and development expenditures of both companies and an opportunity to sell TTC products to existing Larcan customers.

                On October 1, 1993, Larcan, TTC and certain of TTC's stockholders entered into a stock purchase agreement (the "Purchase Agreement") pursuant to which Larcan purchased an aggregate of 4,053,195 shares of Common Stock, representing approximately 61.9% of TTC's then outstanding shares, for $.275 per share. Pursuant to the terms of the Purchase Agreement, Larcan also exercised its right to designate a majority of the members of TTC's Board of Directors. In February 1994, TTC's stockholders approved a change of the name of TTC to "Larcan-TTC Inc." See "INFORMATION REGARDING LTTC AND LARCAN--LTTC."

                After investing in the Company and changing the Company's corporate name to Larcan-TTC Inc., Larcan concluded that it would be required to provide more support to the Company and its business than originally anticipated. The trade name "Larcan" is associated with premium quality product lines serving the primary full service broadcast market. In order to meet customers' needs and improve customers' perception of the Company, Larcan found it necessary to advance funds to the Company and to provide engineering and other support for the Company's product lines.

                Since 1993, the Company has experienced net losses for each fiscal year. Such losses have increased from a net loss of $1,200,000 for the fiscal year ended June 30, 1993 to a net loss of $2,353,000 for the fiscal year ended June 30, 1997 (including adjustments for interest accrued on advances made to the Company by Larcan, as described below). In addition, the Company's net working capital deficiency has increased from $409,000 at June 30, 1993 to $6,099,000 at June 30, 1997.

                Larcan has been the principal source of funds for the Company to finance inventory purchases and its working capital deficit. In the fiscal year ended June 30, 1997, Larcan advanced a total of $2,700,000 to the Company. At June 30, 1997, the Company's advances from Larcan totalled $6,500,000, exclusive of interest. Pursuant to the terms of a promissory note delivered pursuant to a loan agreement between Larcan and the Company, all advances made by Larcan to the Company became payable on demand as of August 1, 1997.

                A portion of Larcan's advances since 1993 have been offset by purchases of the Company's common and preferred stock. In June 1995, Larcan agreed to purchase an additional

           5,000,000 shares of Common Stock for $500,000 and 500,000 shares of 5% cumulative, convertible preferred stock (the "Preferred Stock") for $500,000. Each share of Preferred Stock, together with accumulated dividends, is convertible at any time into shares of Common Stock at a price of $0.10 per share. Payment received by the Company from Larcan for the additional shares of Common Stock and the shares of Preferred Stock was applied to satisfy a portion of the Company's indebtedness to Larcan which had arisen through prior advances made by Larcan. The issuance of such shares of Common Stock and Preferred Stock was approved by the Company's stockholders. As a result of those purchases, Larcan's beneficial ownership in the Company increased from approximately 61.9% to approximately 78.4%. The 500,000 shares of Preferred Stock, if converted, would result in an increase to Larcan's holdings of Common Stock to 14,053,195 and an increase in the total number of Common Stock issued to 16,543,934. Thus, on a diluted basis, Larcan would be entitled to vote 85.49% of the Common Stock in favor of the Merger.

                Except for the purchase of the Common and Preferred Stock in June 1995 described above, during the last two preceding fiscal years Larcan did not have any contracts, negotiations or transactions with the Company or any other party with respect to an acquisition of securities of the Company or a sale or other transfer of assets of the Company.

                Prior to the adoption of industry-wide high definition television ("HDTV") broadcasting standards in 1997, the Company had been working on the development of an analog high power UHF transmitter that would become HDTV compatible through the substitution of a digital modulator available from outside sources. After the adoption of an industry standard for HDTV and the Federal Communication Commission's establishment of a Digital Television ("DTV") implementation schedule, however, the Company concluded that performance of its analog transmitter would not meet the anticipated industry needs.

                In early 1997, after receiving and reviewing Consolidated Financial Statements for its fiscal year ended December 31, 1996 and, noting the impact of underperformance by the Company in the latter part of that year, Larcan began to reconsider its investment. Larcan was concerned that the Company's weak financial condition and the modest level of technology attained to date would preclude realization of a product that would adequately meet the requirements of the emerging DTV market. Also, Larcan was concerned that in fiscal 1997 unexpected costs relating to the development of a transmitter of another type had delayed the introduction of that transmitter beyond the date forecasted, with an adverse effect on the Company's financial condition.

                On May 1, 1997 Larcan's Board of Directors concluded that a major decision would have to be made quickly with respect to the Company. Representatives from Larcan's engineering, finance, manufacturing, and sales departments, each of whom had been closely involved with the Company in preceding months, were assigned to evaluate the engineering, financial, manufacturing, and sales aspects of the Company's operations and to assess the Company's future prospects.

                On or about May 10, 1997, Mr. James D. Adamson, President of Larcan, contacted Mr. Freeman and Dr. St. Clair, the Company's two independent directors, and asked if they would attend a meeting of the Company's Board of Directors to be held on May 28, 1997 at Larcan's headquarters. At that meeting, Larcan's management reported on its evaluation of the Company's operations. Larcan's management noted that the Company had been unsuccessful in trying to compete in the high power UHF transmitter market because of the costs associated with manufacturing the Company's products. The Company also had failed to develop and introduce a new low power UHF transmitter to replace its aging product line. Efforts to reduce costs associated with the Company's current product line also had been unsuccessful. In light of the foregoing, Larcan's management informed Mr. Freeman and Dr. St. Clair and other members of the Board of Directors that all of the Company's operations, except financial reporting, were viewed as unsatisfactory to Larcan. At the meeting, the Board of Directors also discussed the possibility of Larcan's acquiring the Company's remaining shares of Common Stock.

                In an informal meeting following the Board of Directors meeting, Mr. Freeman and Dr. St. Clair were approached by Mr. Adamson and informed that Larcan had determined that it could not justify funding the Company indefinitely under existing circumstances. The parties then discussed options available to the Company, specifically seeking additional capital from a source other than Larcan, scaling down operations, filing for bankruptcy or joining in a merger with Larcan through which Larcan would acquire the entire equity interest in the Company. It was agreed that, in its current financial condition, the Company would be unable to raise new capital on its own and that without additional capital, scaling down operations would achieve no purpose. Without further advances by Larcan, the Company would have to cease operations and seek formal bankruptcy protection. A merger with another competitor was not viewed as a viable alternative because of the financial condition of the Company and lack of attractive assets.

                In light of the foregoing, Mr. Freeman, Dr. St. Clair and Mr. Adamson agreed that a merger with Larcan appeared to be the most beneficial to the Company's stockholders. Mr. Adamson asked Mr. Freeman and Dr. St. Clair, as the Company's two independent directors and next largest stockholders, to propose a per share price at which Larcan could purchase the remaining equity interest in the Company. Mr. Freeman and Dr. St. Clair then met separately to consider Larcan's proposal.

                Larcan believed that if it could agree to an acceptable share price for the Freeman-St. Clair equity interest in the Company, negotiated on an arm's length basis, Mr. Freeman and Dr. St. Clair would be representing the interests of all of the Company's minority stockholders. Larcan was aware that the Board of Directors of the Company had not formally appointed Mr. Freeman and Dr. St. Clair to act as an independent committee of the Board to negotiate the terms of the Merger or the Merger Consideration, or evaluate the fairness of the Merger Consideration to the minority stockholders, but believed that Mr. Freeman and Dr. St. Clair, in representing their personal interests as stockholders, would serve indirectly to establish a benchmark price for Merger Consideration that would be acceptable, and thus fair, to other stockholders of the Company.

                Later in the day on May 28, 1997, Mr. Freeman and Dr. St. Clair contacted Mr. Adamson and advised the remaining members of the Board of Directors that each believed, under the circumstances, that a merger with Larcan would be in the best interests of the stockholders. They also stated that they would support a merger at a price of $.0625 per share, a price equal to recent sales prices for the Common Stock in the open market. Each of Mr. Freeman, Dr. St. Clair and Larcan was aware of the limited trading market for the Common Stock and had reviewed the trading history for the Common Stock in proposing the merger consideration. Following these discussions, the Board of Directors unanimously authorized the preparation of the merger documents for formal consideration at a future meeting.

                Except as described herein, there were no proposals or counterproposals from Mr. Freeman and Dr. St. Clair on the one hand, and Mr. Adamson and Larcan on the other, with respect to the Merger Consideration or the terms of the Merger Agreement. In addition, for the reasons set forth above, no efforts were made by the Company to investigate the possibility of the Company's raising additional capital, seeking a merger with a third party, or filing for bankruptcy. The Board of Directors' consideration of such alternatives occurred only in the context of its meeting held on July 17, 1997 as described below. Moreover, neither Mr. Freeman, Dr. St. Clair, nor any third party furnished any written or oral report, opinion or appraisal to the Board of Directors of the Company concerning the Merger or the Merger Consideration or the fairness of the Merger to the Company or its stockholders. Neither Mr. Freeman nor Dr. St. Clair has professional experience in valuing businesses or securities nor has made any recommendation, in his capacity as a stockholder, regarding the fairness of the Merger or the Merger Consideration. Instead, Mr. Freeman and Dr. St. Clair proposed a price, as stockholders, at which each would be willing to sell his entire holdings of Common Stock.

                There are no arrangements, agreements, or understandings with respect to Mr. Freeman's and Dr. St. Clair's continued employment or role in the Company or Larcan following the Merger, except that Dr. St. Clair, who has been providing limited services to the Company as a consultant under a contract made in 1996, will continue to render such services until the contract expires on February 28, 1998.

                The Board of Directors of the Company met on July 17, 1997 to review and approve the execution of the Merger Agreement in the form attached hereto as Annex A. Consideration of the Merger Agreement had been delayed until that time because of the need to coordinate the directors' schedules for a meeting and as a result of the unexpected illness of the Company's president in June 1997. Except for Mr. Freeman's and Dr. St. Clair's proposal of the Merger Consideration and Larcan's acceptance of that initial proposal, there were no negotiations with respect to the terms of the Merger Consideration or the Merger Agreement. Prior to the meeting, Mr. Freeman and Dr. St. Clair had access to the Company's outside legal counsel who had reviewed the Merger Agreement. Such counsel also attended the Board of Directors' meeting.

           Interests of Mr. Freeman and Dr. St. Clair in the Merger

                Neither Mr. Freeman nor Dr. St. Clair have any agreements or understandings with Larcan regarding employment or any other role with the Company or Larcan following the Merger, except that Dr. St. Clair will continue to provide consulting services through February 1998.

                In the Merger, each of Mr. Freeman and Dr. St. Clair will receive the same per share Merger Consideration as all other stockholders, representing total consideration of approximately $56,613 and $32,337, respectively. As long as Mr. Freeman and Dr. St. Clair are directors of the Company, they could be deemed to hold "control shares" that are subject to the volume and manner of sale requirements of Rule 144. Accordingly, sales by each of them of Common Stock in the open market generally would be limited to 1% of the outstanding shares of Common Stock in any three month period. Accordingly, the aggregate amounts that Mr. Freeman and Dr. St. Clair will receive in the Merger might exceed the amounts that each would receive if he otherwise attempted to liquidate his holdings over time in the open market. For the reasons discussed below, however, the Board of Directors did not believe that there were significant differences in the interests of Mr. Freeman and Dr. St. Clair and the Company's other stockholders.

           Recommendations of the Company's Board of Directors;
           Fairness of the Merger

                At a special meeting of the Board of Directors held on July 17, 1997 the Board unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders and recommends that the stockholders approve and adopt the Merger Agreement. In reaching its determination, the Board consulted with the Company's management, as well as its legal advisors, and considered a number of factors, including all those material to its decision as discussed below.

                In evaluating the fairness of the Merger, the Board of Directors gave particular consideration to Mr. Freeman's and Dr. St. Clair's roles in connection with the Merger. Although Mr. Freeman and Dr. St. Clair were not formally appointed as a special committee of the Board, Mr. Freeman and Dr. St. Clair are independent directors who, after Larcan, are the two largest holders of the Common Stock. In addition, Dr. St. Clair is a founder of the Company, and Mr. Freeman has been associated with the Company since 1987. Accordingly, each of these stockholders has a comprehensive knowledge of the Company's business and operations.

                Larcan negotiated the Merger Consideration on an arms length basis with Mr. Freeman and Dr. St. Clair as the principal stockholders of the Company. Mr. Freeman, Dr. St. Clair and the Company had access to independent legal advisors in those negotiations. The Board of Directors recognized that the lump sum payment that Mr. Freeman and Dr. St. Clair would receive as a result of the Merger might exceed the amount each might otherwise receive as a result of sales of substantial blocks of Common Stock in the open market. The Board of Directors did not believe, however, that this factor undermined Mr. Freeman's and Dr. St. Clair's personal interest in obtaining the best price for their holdings. In this regard, the Board of Directors believed that the illiquid market for shares of Common Stock restricted the ability of all stockholders to dispose of Common Stock in the market. Accordingly, the Board concluded, by consensus at the meeting, that there were no significant differences between Mr. Freeman and Dr. St. Clair on the one hand, and unaffiliated stockholders on the other, in seeking to maximize the Merger Consideration, and thus Mr. Freeman and Dr. St. Clair adequately represented the interests of all of the stockholders in an arms length negotiation of a fair price for the Merger Consideration.

                The Board of Directors also evaluated the impact on the Company of not approving the Merger. The Board of Directors first considered the financial and other problems facing the Company since 1993. The Board of Directors concluded that the net losses and working capital deficits likely would continue for the foreseeable future. Moreover, without Larcan's continued financial support, the Company's independent accountants advised the Company that its report on the Company's financial statements would be qualified with respect to the Company's ability to continue as a going concern. In the absence of the Merger, the Board of Directors believed that it was unlikely that Larcan or any other investor would continue to infuse capital into the Company. Accordingly, the Board of Directors concluded that, absent the Merger, the Company would cease operating and a dissolution or liquidation would occur in the near future. Although the Board of Directors did not formally evaluate the value of the Company upon such a dissolution and liquidation, it believed that, after repayment of the Company's current liabilities at June 30, 1997 of approximately $8.6 million, which exceeded total assets of $2.7 million, no proceeds would be available for distribution to holders of Common Stock. In effect, the Board of Directors concluded that the receipt by stockholders of the Merger Consideration would be preferable to not receiving any consideration for their shares of Common Stock.

                The Board of Directors also viewed as favorable in its deliberations the availability of appraisal rights to stockholders under Section 262 of the DGCL. Any stockholder who believes that the Merger Consideration is inadequate will, by strictly complying with
           Section 262, be able to have the fair value of his or her shares of Common Stock judicially determined. Although a stockholder seeking to exercise such rights will bear the fees and expenses associated with asserting such rights under Section 262, the Court of Chancery may allocate such fees and expenses in appropriate circumstances. Accordingly, the Board did not believe that the fees and expenses associated with asserting appraisal rights in any way undercut the availability or value of those statutory rights to stockholders.

                The Board of Directors considered as a negative factor in its deliberations the fact that the Merger would be approved notwithstanding a potential negative vote of a majority of the Company's unaffiliated stockholders. The Board of Directors concluded, however, that this negative factor was offset by the consequences to stockholders of bankruptcy and the availability of appraisal rights as described above.

                The Board of Directors was aware that the Merger Consideration did not represent a premium to the reported market prices for a share of the Common Stock. The Board of Directors noted, however, that there is no meaningful trading market for the Common Stock and thus did not give weight to the limited open market sales of Common Stock at a price equal to the Merger Consideration. Although the Common Stock is eligible for trading in the over-the-counter market, at the time of the Board of Directors' recommendation, there were no reported trades following Larcan's May 28, 1997 agreement with Mr. Freeman and Dr. St. Clair in excess of the Merger Consideration. Accordingly, the Board of Directors concluded that the Merger Consideration, which was determined as a result of arms length negotiations between Larcan, on the one hand, and Mr. Freeman and Dr. St. Clair on the other hand, more accurately reflected the value of a share of Common Stock at the current time. The Board also determined that Mr. Freeman and Dr. St. Clair fairly represented the interests of all of the holders of the Common Stock and that, the absence of such a premium notwithstanding, the Merger was fair and in the best interests of the Company's stockholders.

                In connection with the Merger, the Company did not retain a financial advisor to evaluate and render an opinion with respect to the fairness of the Merger Consideration from a financial point of view. The Board of Directors believed that the fees of such an advisor would be disproportionate in relation to the aggregate Merger Consideration.

                The Board also was aware that an expected benefit of the Merger to Larcan would be improved operational efficiencies. Although such efficiencies were not quantified, Larcan expects to realize savings through the consolidation of administrative functions, the elimination of redundant functions, and the more effective utilization of design, manufacturing and engineering functions. Although legal, accounting and other expenses associated with public reporting also will be eliminated, the savings of those costs only will be realized over time. See "--Financing of the Merger Consideration." While the Board believed that the Merger Consideration factored in such efficiencies, particularly in light of the extent of Larcan's prior advances and operational support, the

           Board did not formally attempt to quantify the operational efficiencies in relation to the Merger Consideration.

                The Board did not specifically consider the allocation of the transactional costs in connection with its consideration of the Merger.

                In addition to the various factors discussed above, the Board of Directors considered that, if the Merger is completed, the Company's stockholders will be unable to share in any improvement in the Company's financial condition. Such improvements could result, for example, from the growth in demand for UHF transmitters or the Company's sale of existing products or new products for the HDTV market. The Board of Directors concluded, however, that the timing of such improvement, if any, is uncertain and speculative, and product development costs are expected to be significant. Moreover, in order to take advantage of the growth in demand for UHF transmitters or opportunities in the HDTV market, the Company will require a continued source of capital to continue to develop, and ultimately market, new products. As discussed above, without Larcan's continued financial support, the Board of Directors believes that it is unlikely that these objectives would be realized.

                Based on the foregoing, the Board of Directors concluded that the Merger is fair to and in the best interests of the Company and its stockholders, including unaffiliated stockholders. Accordingly, the Board of Directors unanimously voted to recommend that stockholders vote "FOR" the Agreement.

                The discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Board may have given different weight to different factors.

           Recommendations of Larcan as to the Fairness of the Merger

                Larcan was not privy to the deliberations of Mr. Freeman and Dr. St. Clair and did not receive any written or oral report, opinion or appraisal from any outside party as to the fairness of the Merger to the stockholders of the Company. Nevertheless, Larcan believes that the Merger is fair to the unaffiliated holders of the Common Stock. This opinion is based principally on Larcan's belief that the procedures used to negotiate the Merger Consideration resulted in a transaction that is fair to unaffiliated stockholders. It was significant to Larcan's determination in this regard that the two independent directors, who, after Larcan, are the two largest stockholders of the Company, were in favor of the Merger and proposed the amount of the Merger Consideration. Such independent directors are not past or recent employees or affiliates of Larcan and there are no agreements or understandings with respect to their continued role in the Company. See "--History and Background."

                While Larcan recognizes that approval of the Merger does not require the affirmative vote of a majority of the shares of Common Stock held by non-affiliates of the Company, Larcan believes that the procedures employed by the Company were reasonably implemented to ensure fairness to such holders.

                In determining that the Merger is fair to the unaffiliated stockholders of the Company, Larcan also considered the following factors which Larcan believes bear on the Company's business and the
           Merger:

                (i) the competitive conditions of, and the Company's position and reputation in, the radio and television broadcasting and communications industry;

                (ii) the fact that it is unlikely that the Company will continue as a going concern without Larcan's continued financial support;

                (iii) the current and historical bid and ask prices and limited trading volume of the Common Stock; and

                (iv) Larcan's belief that upon dissolution and liquidation of the Company and repayment of the Company's indebtedness, no proceeds would remain for stockholders.

                While Larcan did not quantify the importance of the foregoing factors, the role of Mr. Freeman and Dr. St. Clair described above, as well as factors (ii), (iii), and (iv), received the greatest weight in Larcan's consideration of fairness of the Merger.

                Larcan recognized that the Merger Consideration does not reflect a premium to the reported market prices for a share of Common Stock. Larcan noted, however, that during the five months preceding the date that a tentative agreement was reached with respect to the Merger Consideration, trades were reported only on four dates and all of such trades were at the bid price of $.0625 per share. Larcan also believed that the "bid" price, which was the only price at which any trades in the Common Stock actually took place, represented the fair market value for the Common Stock as determined by the marketplace. Accordingly, Larcan concluded that $.0625 was at least equal to the highest price paid for a share of Common Stock since 1996 and thus reflected a fair price for a share of Common Stock.

                As also noted by the Company's Board of Directors in its discussion of fairness of the Merger to the unaffiliated stockholders of the Company (see "--Recommendations of the Company's Board of Directors; Fairness of the Merger"), Larcan believes that absent a continued capital infusion, the Company is at a competitive disadvantage vis-a-vis many other companies in the same industry and consequently would have only a limited ability to participate in the development, production and marketing of new products and technologies. On balance, Larcan believes that the Merger will provide the unaffiliated stockholders of the Company fair value for their investment in the Company without requiring that such stockholders undertake the risk attendant to the Company's remaining independent.

                In addition to the procedures discussed above, Larcan noted that
           Section 262 affords the Company's stockholders with appraisal rights such that any stockholder who believes that $0.0625 per share is unfair or inadequate, and who strictly complies with Section 262, will be able to have the fair value of his, her or its shares of Common Stock judicially determined.

                No other factors were considered by Larcan in arriving at their determination that the Merger is fair to the unaffiliated stockholders of the Company.

           Purpose and Effects of and Alternatives to the Merger

                The purpose of the Merger is to effect the acquisition by Larcan of the entire equity interest in the Company. Larcan believes that a combination at this time of the Company and Larcan will enhance the efficient use and focus of management, engineering and capital resources and generally promote strategic, operational and financial synergies. In addition, the Merger is expected to eliminate annual fees and expenses associated with being a public company of approximately $10,000.

                Larcan has concluded that it will continue to bear the risks of its investment in the Company only if it can operate the Company as a wholly-owned subsidiary, and thereby fully integrate the Company and its products into the Larcan corporate structure. Larcan believes that if the Company is a wholly-owned subsidiary, Larcan will be better able to direct the Company's business and respond to the Company's engineering needs, and generally promote strategic operational and financial synergies. Larcan also will be able to benefit from the future success, if any, of HDTV-related products, should the development of these products be completed by the Company.

                The acquisition of the Company by Larcan has been structured as a merger of LSI into the Company with the Company as the surviving entity in order to effectuate the foregoing purposes and to preserve the Company's existing contractual arrangements with third parties. While the Company's Board of Directors considered other alternatives to the Merger, including (i) seeking capital elsewhere, (ii) scaling down or closing the Company's operations, and (iii) commencing a voluntary case under either Federal or state bankruptcy law, the Company concluded that, in light of Larcan's current equity interest in the Company and the significant indebtedness of the Company to Larcan, the Merger was the Company's most viable alternative. The Company's Board of Directors concluded that (i) it would not be possible to obtain capital from an entity other than Larcan or without Larcan's guarantees and (ii) scaling down the Company's operations would preclude the Company from successfully developing products that would enable the Company to continue as a going concern in the future (e.g. HDTV and DTV).

                As a result of the Merger, the entire equity interest of the Company will be owned by Larcan. Following the Merger, the present holders of the Common Stock will no longer have an equity interest in the Company and will no longer share in any future earnings or growth of the Company, the risks associated with achieving any such earnings and growth, or the potential to realize greater value for their shares of the Common Stock through divestitures, strategic acquisitions or other corporate opportunities that could have been pursued by the Company. Instead, each such holder of shares of the Common Stock will have the right to receive a cash payment of $0.0625 per share of Common Stock held or to seek appraisal rights as described below under "APPRAISAL RIGHTS" pursuant to a transaction which has been determined by the Board of Directors, as discussed above, to be fair to such stockholders. See "Recommendations of the Company's Board of Directors; Fairness of the Merger."

                Subsequent to the Merger, the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated and the Company will cease filing reports with the Commission.

                The Merger Agreement is not structured so that approval of at least a majority of unaffiliated stockholders is required. Based upon the steps taken by the Company and its Board of Directors described in detail elsewhere in this Proxy Statement, the Company believes that the procedures followed approving the Merger Agreement for recommendation to the stockholders of the Company were fair.

                Holders of the Common Stock have the right to demand appraisal of, and obtain payment for, the "fair value" of their shares by following the procedures prescribed in Section 262, a copy of which is attached as Annex C to this Proxy Statement, and is summarized under "APPRAISAL RIGHTS" below. Failure to take any of the steps required under Section 262 on a timely basis could result in the loss of appraisal rights.

           Conduct of Business of the Company After the Merger

                Following consummation of the Merger, LTTC, as the Surviving Corporation, will be operated as a direct wholly- owned subsidiary of Larcan and will continue to hold and own all of its properties and assets. The persons identified in Annex B as the directors of LSI will be the initial directors of the Surviving Corporation. The persons identified as such in Annex B will be the initial officers of the Surviving Corporation. The Merger is anticipated to result in overall savings as the overhead of Larcan and the Company are consolidated.

           Certain Federal Income Tax Consequences

                The receipt of the Merger Consideration for the Common Stock pursuant to the Merger will be a taxable transaction for the holders of the Common Stock for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may result in taxation to such holders under applicable state, local, foreign and other tax laws.

                In general, under the Code, a stockholder will recognize gain or loss equal to the difference between the tax basis for the shares of the Common Stock sold and the amount of cash received in exchange therefor. Such gain or loss will be long-term capital gain or loss if the holding period for the shares of the Common Stock is more than one year. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

                Federal income tax rates on long-term capital gain received by individuals vary based on the individuals' income and the holding period for the asset. In particular, different maximum federal income tax rates will apply to gains recognized by an individual from the sale or exchange of the Common Stock (i) held for more than one year but not more than 18 months (presently 28 percent) and (ii) held for more than 18 months (presently 20 percent).

                The foregoing discussion of the federal income tax consequences may not be applicable to stockholders who acquired their shares of the Common Stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code. The tax effects of the transaction under state, local, foreign and other tax laws may be different.

                THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

           Accounting Treatment

                The Merger will be accounted for as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes.

           Financing of Merger Consideration

                Larcan intends to finance the Merger through its working capital.

                The aggregate of the fees and expenses that are estimated to be incurred by the Company, Larcan and LSI in connection with the Merger are as follows:

                Legal fees and expenses                   $ 80,000.00
                Accounting fees and expenses              $  5,000.00
                Printing and mailing expenses             $  5,550.00
                Filing fees                               $     31.13
                Transfer Agent and Paying Agent fees      $  3,500.00
                                                          -----------
                TOTAL                                     $ 94,031.13

                                THE MERGER AGREEMENT

           General

                The Merger Agreement provides for the merger of LSI with and into the Company, with the Company being the Surviving Corporation. As a result of the Merger, the Company will be a wholly-owned subsidiary of Larcan. LTTC's Certificate of Incorporation and Bylaws will be the charter documents of the Surviving Corporation.

                The following summary of the material terms of the Merger and the Merger Agreement which is attached as Annex A to this Proxy Statement.

           Effective Time of the Merger

                The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in the manner provided under the DGCL. The Company anticipates that the closing of the Merger transaction and the filing of the Certificate of Merger will occur promptly following the Special Meeting.

           Merger Consideration

                Under the terms of the Merger Agreement, at the Effective Time,
           (a) each share of the Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Larcan and shares for which appraisal rights under the DGCL have been perfected) will be converted into the right to receive the Merger Consideration, (b) each share of Common Stock owned by Larcan immediately prior to the Effective Time will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto) (c) each share of the Common Stock held in the treasury of the Company at the Effective Time, if any, will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), and (d) each share of the common stock of LSI will be converted into one share of the Common Stock of the Surviving Corporation.

                Instructions with regard to the surrender of certificates representing shares of the Common Stock which are entitled to receive the Merger Consideration, together with a letter of transmittal to be used for that purpose, will be mailed to each holder thereof as soon as practicable after the Effective Time. American Securities Transfer and Trust, Inc., as the paying agent (the "Paying Agent"), as soon as practicable following receipt from a stockholder of a duly executed letter of transmittal, together with certificates representing the shares being surrendered and any other items specified in the letter of transmittal, shall pay such stockholder, by check, the Merger Consideration to which he, she or it is entitled.


                STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR SHARES OF THE COMMON STOCK WITH THE ENCLOSED PROXY CARD

                After the Effective Time, holders of certificates representing shares of the Common Stock who do not perfect their appraisal rights under the DGCL will cease to have any rights as stockholders of the Company and such holders' sole right will be to receive the Merger Consideration to which he, she or it is entitled. In no event will any holder be entitled to receive any interest on the Merger Consideration to be distributed in connection with the Merger.

                At the Effective Time, the stock transfer books of the Company will be closed with respect to shares of the Common Stock issued and outstanding immediately prior to the Effective Time and no transfers will be made thereafter on the Company's stock transfer books. Certificates representing former shares of the Common Stock of the Company which are presented to the Paying Agent will be cancelled in exchange for the Merger Consideration.

                At or prior to the Effective Time, Larcan will provide the Paying Agent with sufficient funds to enable the Paying Agent to pay the aggregate Merger Consideration. The Paying Agent will hold the funds in trust and deliver the funds (in the form of checks of the Paying Agent) to the person entitled thereto upon surrender of their certificates representing shares of the former Common Stock. Any cash delivered to the Paying Agent pursuant to the Merger Agreement and not paid upon the surrender of such certificates within one year after the Effective Time will be returned to Larcan, subject of the rights of holders of unsurrendered certificates.

           Conditions to Closing

                The obligations of Larcan and LSI to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain conditions including without limitation (a) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, (b) receipt by the Company of all required consents and approvals and all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement, and all statutory waiting periods in respect thereof shall have expired, (c) the absence of (i) any inquiry, action or proceeding which, in the opinion of Larcan, is material, that is instituted to restrain or prohibit the carrying out of the transactions contemplated by the Merger Agreement or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof or (ii) any material adverse change in the financial condition, results of operations, business or prospects of the Company since June 30, 1997.

                Neither the Company nor Larcan is aware of any material condition or necessary approval that would prevent the closing of the Merger promptly following stockholder approval of the Merger Agreement.

           Termination or Amendment of Merger Agreement

                At any time prior to the Effective Time the Merger Agreement may be terminated by the Boards of Directors of the Company, Larcan and LSI notwithstanding approval thereof by the stockholders of the Company. Subject to the applicable provisions of the DGCL, the Boards of Directors of such entities also may amend the Merger Agreement at any time prior to the Effective Time. Under the DGCL, no amendment made after stockholder approval will (i) alter the amount of the Merger Consideration, (ii) change the certificate of incorporation of the surviving corporation or (iii) alter any terms and conditions of the Merger Agreement if such alteration would adversely effect the stockholders.

           Voting Requirements

                Under the DGCL, the Merger Agreement must be approved by the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Special Meeting. Abstentions and broker non-votes will not be voted for or against the proposal to approve and adopt the Merger Agreement but will have the effect of a negative vote because the affirmative vote of holders of a majority of the shares of the Common Stock entitled to vote is required to pass such proposal.

                Mr. Dirk B. Freeman and Dr. Byron W. St. Clair each has agreed with Larcan to vote all of his respective shares of the Common Stock of LTTC in favor of the approval and adoption of the Merger Agreement, which shares in the aggregate represent approximately 12.33% of the shares of the Common Stock entitled to vote at the Special Meeting. Larcan holds 9,053,195 shares, which shares represent approximately 78.42% of the shares of the Common Stock entitled to vote at the Special Meeting. The number of shares of the Common Stock held or controlled by Larcan, Mr. Freeman and Dr. St. Clair represents a majority of the shares of the Common Stock entitled to vote on the Merger Agreement and, if voted in favor of the Merger Agreement, will be a sufficient number to approve the Merger Agreement.

                THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.


                                  APPRAISAL RIGHTS

                Holders of record of the Common Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in the Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

                The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL. The full text of
           Section 262 which is reprinted in its entirety as Annex C to this Proxy Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of shares of the Common Stock as to which appraisal rights are asserted. In the absence of fraud in connection with a transaction such as the Merger, the appraisal rights discussed herein are the exclusive remedy under the DGCL by which a stockholder may establish the "fair value" of his or her shares of Common Stock.

                The failure of a stockholder to vote against a proposal will not, in and of itself, constitute a waiver of such stockholder's appraisal rights under Section 262. In addition, the delivery of a signed, but unmarked, proxy will constitute a vote in favor of the Merger and thus a waiver of appraisal rights under Section 262.

                Under the DGCL, holders of shares of the Common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such shares at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

                Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify its stockholders who were stockholders on the record date for such meeting that appraisal rights are so available, and must include in such notice a copy of Section 262. This Proxy Statement constitutes such notice to the holders of the Common Stock of the Company on the Record Date and a copy of Section 262 is attached to this Proxy Statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and the full text of Section 262 carefully because the failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 262.

                A holder of shares of the Common Stock wishing to exercise such holder's appraisal rights (i) must not vote in favor of an adoption of the Merger Agreement and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of the Common Stock. The written demand must inform the Company of the identity of the stockholder and that he, she or it intends thereby to demand appraisal of his, her or its shares. Voting against (whether in person or by proxy), abstaining from voting or failing to vote on approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. All written demands of appraisal should be sent or delivered to the Company at 650 South Taylor Avenue, Louisville, Colorado 80027, Attention:
           Corporate Secretary.

                A holder of shares of the Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares on the date the written demand of appraisal is made and must continue to hold such shares of record until the Effective Time. Accordingly, a holder of the Common Stock who is the record holder of shares of the Common Stock on the date that written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

                Only a holder of record of shares of the Common Stock is entitled to assert appraisal rights for shares of the Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If shares of the Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of the Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of the Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares of the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of the Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of the Common Stock as to which appraisal is sought. If the number of shares is not set forth, the demand will be treated as a demand as to all shares of the Common Stock held in the name of the record owners. Stockholders who hold their Common Stock in brokerage accounts or other nominee form and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

                The Surviving Corporation will within 10 days after the Effective Date of the Merger notify such stockholders of the Company who have complied with the statutory requirements summarized above that the Merger has become effective. Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a certification of the value of the stock of all such stockholders. The Company has no obligation to and has no present intention to file petition with respect to the appraisal of the fair value of the shares of the Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
           Section 262.

                Within 120 days after the effective date of the Merger, any stockholder who has complied with the requirements for exercising appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a written statement setting forth the aggregate number of shares of the Common Stock not voted in favor of adoption and approval of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

                If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of the Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of the Common Stock as determined under
           Section 262 could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of the Common Stock. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

                The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties, as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to an appraisal.

                Any holder of shares of the Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of the Common Stock as of a record date prior to the effective date of the Merger).

                If any stockholder who properly demands appraisal of such stockholder's shares of the Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, the shares of the Common Stock of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively withdraw or lose, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger Consideration. Any such attempt to withdraw an appraisal demand more than 60 days after the

           Effective Time of the Merger will require the written approval of the Company.

                Failure to follow the steps required by Section 262 for perfecting appraisal rights will result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration with respect to his, her or its shares of the Common Stock in accordance with the Merger Agreement).


                       INFORMATION REGARDING LTTC AND LARCAN

           LTTC

                The Company is a Delaware corporation whose executive offices and manufacturing plant are located at 650 South Taylor Avenue, Louisville, Colorado 80027. The Company's principal telephone number is (303) 665-8000. The Company has been in existence continuously since 1967 when it was incorporated as a Maryland corporation under the name Television Technology Corporation ("TTC"). It was reincorporated in 1983 under the laws of the State of Delaware.

                LTTC is a fully integrated producer of television and FM radio transmission equipment. At its Louisville, Colorado facility, LTTC designs, develops, and manufactures a variety of FM and television broadcast transmitters/translators including low power television equipment and high power UHF television equipment. LTTC also provides system design services, sells accessory items manufactured by LTTC and others, and performs installation as requested by its customers.

                Major Products and Markets

                The Company's major products and markets are described below.

                Translators and Low Power Television ("LPTV")

                Translators (sometimes known as transposers in the international marketplace) function to rebroadcast the signal of a regular (primary) radio or TV station automatically. They operate unattended, and retransmit the signal of the primary station on a different (i.e., translated) channel. They are commonly financed as a public service by local organizations or governmental entities. They may also be owned and operated by primary stations to extend their signal into areas which are not able to receive a clean signal (i.e., shadowed areas) or to extend the station coverage area.

                In contrast, LPTV stations have Federal Communication Commission ("FCC") authority to originate programs. Some of these stations operate a small general purpose studio, while others maintain no studio, but continuously transmit programs obtained from external sources. These purchased programs may be delivered directly to the transmitter by satellite. While the low transmitter power restricts the coverage area, LPTV stations operate under much more flexible and less complex rules than traditional "full service" TV stations. LPTV stations typically have much smaller start-up costs and operating budgets. As a result, they are feasible as either commercial or non-profit stations serving a small community or a specialized audience with an interest in a particular programming format.

                One watt to 1kW television products are normally considered by the Company to be in the low power transmitter/ translator class. The range of list prices for the Company's line of translators and LPTV transmitters is $4,995 to $45,000. This price is dependent primarily on the power level of the transmitter, with special features, if any, also having an impact.

                The Company believes that its continued commitment to the domestic LPTV/Translator market has allowed the Company to maintain a reasonable share of this market.

                UHF High Power Television

                Around the world, television broadcasting exists primarily in two bands, Very High Frequency ("VHF") and Ultra High Frequency ("UHF"). The VHF band which came into use first, consists in the U.S. of Channels 2-13. The UHF band consists in the U.S. of Channels 14-69. The Company manufactures UHF high power transmitters, but does not manufacture VHF high power transmitters.

                The Company believes those agencies responsible for telecommunications around the world will continue to authorize a steady expansion of the number of UHF television stations.

                Transmitters rated at greater than 1kW constitute the Company's UHF high power television broadcasting line. In major metropolitan areas, UHF transmitters may be rated as high as 280kW. The Company currently markets "IOT/Klystrode type" transmitters ranging in output power from 10kW to 240kW. The range of list prices for the Company's line of UHF high power transmitters ranges from $250,000 to $2,000,000. The price is based primarily on the power level of the equipment with special features and design configurations also having an impact.

                FM Radio Transmitters

                The Company offers solid-state FM radio transmitters/ transposers. This product line satisfies the technical requirements of the broadcast regulatory authorities of most countries and sales are made throughout the world.

                The FM transmitter generates the necessary power to carry the station's program to the listening public on the assigned frequency. These transmitters range in power from 30 watts to 12kW. Customers include commercial and non-commercial broadcast organizations and governmental entities worldwide.

                The range of list prices for the Company's FM radio transmitters/transposers is from $5,990 to $103,000. These prices are based primarily on the power level of the equipment.

                The Company's radio product line includes a power line surge protector offered for use in all types of electronic installations. It also includes an FM broadcast exciter which can be sold as a stand-alone 30-watt transmitter or as an upgrade for older FM transmitters, regardless of manufacturer. The current sales volume in these products continues to be small but consistent.

                Supplementary Products and Accessories

                A number of products purchased by the Company from other manufacturers are offered to complement the Company's own products. Typical items are pre-amplifiers, filters, antennas, transmission line, studio equipment, and test equipment. These products are obtained from a number of different sources and no one supplier is considered critical. The Company estimates that less than 10 percent of its sales for the fiscal year ended June 1997 was derived from the resale of these products, exclusive of products sold as components of the Company's products or as part of an installed broadcast system.

                From time to time, at the specific request of the customer, the Company will perform system design and/or coverage design services. The Company has in-house expertise, or can obtain the necessary expertise, to perform these services.

                Governmental Regulation

                Suppliers of broadcast transmitters intended for use in the more developed countries are generally required to obtain approval of the technical characteristics of their transmitters from the appropriate regulatory authority in their country. In the U.S., the Company must have FCC "Type Acceptance/Notice" of its transmitters. FCC requirements are generally less stringent than those imposed by competitive forces and, accordingly, the Company generally does not experience difficulties obtaining FCC Type Acceptances for new or revised models. The Company has FCC Type Acceptances/Notices for required products.

                Customers of the Company constructing new broadcast stations of any class in the U.S. generally must obtain a permit from the FCC. Such a permit is granted to an applicant for an available channel based on an application showing that the proposed station would meet the technical, legal, and financial requirements of the FCC.

                Marketing

                During fiscal 1997, the Company continued to refine its internal Sales and Marketing Department and its technical service and support capabilities, with the goal of exceeding industry standards. The Company continues to investigate new ways to enhance its marketing effort and maximize its market penetration. A more aggressive sales effort is being formulated for 1997 and 1998 along with pursuing greater synergy with the Larcan sales force.

                Domestic

                The Company's rural translator business depends heavily on a network of dealers who buy the Company's products, related supplementary products and accessories at a discount and resell the equipment to an end user. This is usually done as part of an installed system. In some instances, business relationships between these dealers and employees of the Company have continued for more than twenty years. In some circumstances the Company acts as its own installer when contracted to do so and has the equipment, knowledge, and personnel to complete these installations.

                In the LPTV sector, equipment is sold both directly to an end user and through distributors, some of whom focus on certain areas of interest (i.e. religious, educational, etc.), rather than strictly on geographic areas. The Company's internal sales/marketing staff coordinates, motivates, and assists dealers/distributors as necessary, and makes direct sales to the Company's end user customers when appropriate.

                Beginning in fiscal 1994, the Company primarily focused its sales efforts for high power transmitters in the United States through the efforts of LDL Communications, Inc. ("LDL") an affiliate of LARCAN. LDL functions as a dealer, and buys and resells the Company's UHF high power transmitters for resale in a stand-alone configuration or as a part of larger systems containing materials from other manufacturers.

                Sales by the Company to LDL were $1,470,000 and $1,646,000 for the fiscal years ended June 30, 1997 and 1996, respectively. Transmitters are custom built to the customer's specifications and thus are priced on an individualized basis. In general, sales by the Company of transmitters to LDL are priced to yield a maximum sales commission of 5%, which the Company believes is less than what would be paid to an unaffiliated dealer. Such sales accounted for 22% and 27% of total sales by the Company during the fiscal years ended June 30, 1997 and 1996, respectively.

                The Company's FM radio products are sold through a network of dealers and representatives, and when appropriate, directly to end users.

                International

                On a regular basis the Company receives requests for quotations and proposals from many parts of the world. There continues to be an upward trend in the number of such requests which the Company believes is due to the increasing breadth of the Company's product line and its increasing reputation in the world market.

                The Company exports directly to both end users and to dealers or agents. Some of these dealers/agents are based in the destination country and others concentrate on particular countries from a business location in the United States. Internationally, the Company sells its high power transmitters to end users directly paying a commission to independent manufacturers' representatives where appropriate.

                One of the major goals of the Company has been to achieve significant penetration of the international low power and high power television markets by making major sales to customers in developing countries. The Company will continue to emphasize quality and customer satisfaction in expanding its market share.

                Competition

                The Company's products compete in the marketplace on the basis of their performance characteristics, price, and the Company's reputation for the quality of its products and service to its customers. Many of the Company's competitors have substantially greater financial resources than the Company has available to it. As a result, the Company believes that some of its competitors are better positioned to pursue the development and introduction of new products.

                In the translator and LPTV market, the Company and its three domestic competitors (Acrodyne, ADC/ITS, and EMCEE) account for most of the sales of television translators and LPTV transmitters in the United States.

                In the UHF high power transmitter market, the Company competes against two domestic manufacturers (Harris and Comark). The Company believes these domestic competitors each have greater sales volume than the Company. Additionally, there are other minor manufacturers of directly competing equipment which the Company believes account for less than five percent of the domestic market.

                In the international market, large companies such as NEC, Thomcast, Marconi, Harris, Itelco and Rhode & Schwarz dominate in most developed countries due to their long-standing and well-established direct sales organizations. Developing countries currently offer the greatest potential for the Company's products. The growing emergence of non-state controlled broadcast stations, both FM and TV, continues to represent new and growing opportunities for the Company's products.

                The Company estimates there are more than 25 FM radio transmitter manufacturers worldwide, several of which are substantially larger than the Company. Almost half of these firms actively compete with the Company. The Company believes several competitors have significantly greater sales volume of these products than the Company.

                Product Development

                The Company's engineering and support group pursues product development efforts aimed at improving current products and developing new products. Only a small effort is made toward applied research and none towards fundamental research. The Company expended $726,000, and $898,000 respectively, for research and development ("R&D") during fiscal 1997 and 1996. Reduction in R&D costs resulted from the suspension of the development of the high power products of the RMS series. After a detailed review of the RMS 1000 portion of the development program, it became doubtful that the product would be cost competitive.

                The Company's product development efforts, including efforts targeted at the emerging high definition television market, have been adversely affected by the Company's financial condition. The Company's working capital deficit and cash flow deficiency have caused the Company to delay and curtail certain development efforts.

                Single Suppliers

                Most materials and equipment used in manufacturing the Company's products are available from more than one supplier and many are available from numerous suppliers. While the Company's transmitters have been developed using some component parts from a particular vendor, it is the Company's belief that, with only moderate redesign efforts, a transition to another supplier could be made. The Company strives to maintain good relationships with all suppliers and is not aware of any plans that any of these suppliers have to discontinue supplying these materials and components.

                Customers

                A domestic high power sale accounted for 10% of the Company's sales in fiscal 1997.

                Sales to foreign customers are subject to unique risks which are not present in sales to domestic customers. The Company attempts to mitigate these risks by carefully considering the political and economic conditions in a foreign country along with the financial viability of its customer before doing business there. Generally, sales to foreign customers are priced in U.S. dollars to avoid currency fluctuations and are sold under irrevocable letters of credit, confirmed by a major U.S. bank, when the political, economic, or financial viability is uncertain.

                Employees

                As of June 30, 1997 the Company employed 48 full-time employees at its headquarters in Louisville, CO. The Company's employees are not covered by any collective bargaining agreement and management believes its employee relations are satisfactory.

                Properties

                The Company occupies a 44,000 square foot facility in Louisville, Colorado under a five-year non-cancelable operating lease, expiring on April 30, 1998. All manufacturing, warehousing, marketing, engineering, and administrative functions are based at this location.

                Legal Proceedings

                The Company is presently engaged in litigation concerning the collection of outstanding accounts receivable. There are no material legal proceedings to which the Company is a party.

                Transmitter Industry Overview and Effect of
                Recent Developments on Operations

                During 1997 the Company saw the FCC adopt a transmission standard for DTV. Under the FCC DTV rules, each primary broadcaster in the U.S. has been offered a second channel to be used for the broadcast of a DTV signal while still continuing to broadcast the current broadcast standard. The market demand for DTV transmitters is expected to develop rapidly over a period of a few years, necessitating a substantial development effort on the Company's part in order to participate in this opportunity.

                While, as stated above, the Company believes it has maintained a reasonable share of the domestic LPTV/Translater market, a decline in its traditional market is forecasted due to the uncertainties surrounding the introduction of DTV to the U.S. marketplace. A significant portion of LPTV stations presently in service may be forced to cease broadcasting due to interference created with newly deployed DTV channels. This uncertainty is apt to prevail through the transition from analog to digital service in the U.S.

                Financial Statements

                Attached hereto and included as a part of this Proxy Statement are the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years ended June 30, 1997 and 1996 and the Three Months ended September 30, 1997 and 1996. See "Index to Financial Statements."

           Larcan and LSI

                Larcan was established in 1981 when the employees of Canadian General Electric ("CGE"), in association with LeBlanc & Royle Enterprises Inc., purchased CGE's broadcast operation. Larcan and its predecessor have been a major supplier of premium quality VHF television transmitters for over thirty-five years. Larcan designs, manufactures, sells, and services VHF solid state television transmitters with powers from 10 watts to 60,000 watts and has more recently manufactured and delivered 10,000 watt solid state UHF transmitters.

                Larcan is a majority-owned subsidiary of Le Blanc and Royle Enterprises Inc., a telecommunications investment holding company organized under the laws of Canada. The principal executive offices of LeBlanc and Royle Enterprises Inc. are located at 514 Chartwell Road, P.O. Box 880, Oakville, Ontario, L6J 5C5 and the telephone number is (905) 844-1242.

                LSI is a recently-formed Delaware corporation organized by Larcan for the purpose of enabling Larcan to acquire LTTC. LSI has not conducted any activities other than those related to its formation, the preparation of this Proxy Statement and the Schedule 13E-3 filed with the Commission and the negotiation of the Merger Agreement and its obligations thereunder.

                The principal executive offices of each of Larcan and LSI are located at 228 Ambassador Drive, Mississauga, Ontario, Canada L5T 2J2 and the telephone number of each is (905) 564-9222.

                Certain information regarding the directors and executive officers of Larcan is set forth in Annex B hereto.

                         MARKET PRICES FOR THE COMMON STOCK

                The Common Stock is quoted on the Over the Counter System. The following table sets forth, for the quarterly periods indicated, the ask and bid prices or the Common Stock as reported on NASDAQ's Over the Counter System. Such market quotations reflect interdealer prices without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

                  Quarter Ending               High             Low
                  --------------               ----             ---

                September 30, 1995             6/16            3/16
                December 31, 1995              6/16            3/16
                March 31, 1996                 6/16            3/16
                June 30, 1996                  6/16            3/16
                September 30, 1996             4/16            3/16
                December 31, 1996              1/16            1/16
                March 31, 1997                 1/16            1/16
                June 30, 1997                  1/16            1/16
                December 31, 1997              1/16            $.05

                At February 10, 1998, the approximate number of holders of the Company's common stock was approximately 760, including both record and beneficial stockholders in security position listings.

                The Company has never declared or paid any cash dividends on its Common Stock.

                On July 17, 1997, the last trading day before Larcan and LTTC publicly announced the anticipated Merger, the ask and bid prices of the Common Stock of the Company on the NASDAQ Over the Counter System was $.2188 and $.0625, respectively. On July 18, 1997, the ask and bid price for the Common Stock of the Company on the NASDAQ Over the Counter System were $.2188 and $.0625, respectively. On February 10, 1998, the most recently reported bid and ask prices were $.05 and $.11, respectively.

           Principal Holders of Securities

                The following table sets forth as of October 10, 1997, the number and percentage of shares of the Company's Common Stock beneficially owned by each person who was known by the Company to be the beneficial owner of more than 5% of the shares of the Common Stock.

                                          Amount and
                                          Nature of
           Name and Address               Beneficial        Percent
           of Beneficial Owner            Ownership(1)      of Class
           -------------------            ------------      --------

           Larcan Inc.                     14,053,195*       85.49%
           228 Ambassador Drive
           Mississauga, Ontario
           Canada L5T 2J2

           Dirk B. Freeman                    905,803         7.85%
           Director
           650 South Taylor Avenue
           Louisville, Colorado  80027
           ----------
           * Includes 5,000,000 shares of Common Stock issuable upon conversion of Series A, 5% Cumulative Convertible Preferred shares.

                Voting and investment decisions with respect to the shares of Common Stock beneficially owned by Larcan are made by the Board of Directors of Larcan.

           Security Ownership of Management

                The following table sets forth, as of October 10, 1997, the number and percentage of shares of the Common Stock owned beneficially by each member of the Company's Board of Directors and the executive officers of the Company.

                                         Amount and
                                         Nature of
                                         Beneficial         Percent
               Name                      Ownership(1)       of Class
               ----                      ------------       --------

           Byron W. St. Clair, Ph.D.        517,379            4.48%
           Director

           Paul A. Dickie                      0               0.00%
           Chairman of the Board

           Dirk B. Freeman                  905,803            7.85%
           Director

           Nancy E. McGee                      0               0.00%
           Director

           ----------
           (1) Nature of ownership is possession of sole investment and voting power unless otherwise indicated.

           James D. Adamson
           Director, Vice President          0                0.00%

           G. James Wilson                   0                0.00%
           Director and President

           All Directors and Executive   1,423,182           12.33%
           Officers

           ----------
           (1) Except as otherwise indicated, nature of beneficial ownership is possession of sole voting and investment power.

                Attached as Annex B to this Proxy Statement is information regarding the directors and executive officers of the Company, Larcan, LSI and the Surviving Corporation. None of the directors or executive officers identified in Annex B, other than those identified in the chart above and the footnotes thereto, or as specified in Annex B, beneficially owns any shares of the Common Stock as of the date of this Proxy Statement.


                              INDEPENDENT ACCOUNTANTS


                The financial statements for the Company and the notes thereto, together with supplementary financial information for the fiscal year ended June 30, 1997 included in this Proxy Statement have been audited by Ehrhardt, Keefe, Steiner & Hoffman PC ("EKSH"), the Company's independent public accountants for the fiscal year ending June 30, 1997.

                Representatives of EKSH are expected to be present at the meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


                                   MISCELLANEOUS

                If the Merger is not consummated for any reason, the Company intends to hold the 1997 Annual Meeting of Stockholders on or about May 29, 1998. Any stockholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Commission relating to stockholders' proposals. Such proposals must have been received by the Secretary of the Company in writing at the principal executive office of the Company prior to April 15, 1998.

                              AVAILABLE INFORMATION

                The Company is subject to information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information may be inspected and copied or obtained by mail upon payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13E-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with such rule, the Company, Larcan and LSI have jointly filed with the Commission, under the Exchange Act, a Transaction Statement on Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The
           Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                      BY ORDER OF THE BOARD OF DIRECTORS



           Louisville, Colorado
           February 12, 1998

                              Financial Statements


                                                                     Page
                                                                     ----
                          Audited Financial Statements

           Independent Auditors' Report.............................. F-2

           Balance Sheet at June 30, 1997 and 1996................... F-3

           Statements of Operations for the Years
           Ended June 30, 1997 and 1996.............................. F-4

           Statement of Stockholders' Deficit for
           the Years Ended June 30, 1997 and 1996.................... F-5

           Statements of Cash Flows for the Years
           Ended June 30, 1997 and 1996.............................. F-6

           Notes to Financial Statements............................. F-7

           Management's Discussion and Analysis of
           Financial Condition and Results of
           Operations................................................ F-16

                          Interim Financial Statements

           Balance Sheet at September 30, 1997
           and June 30, 1997 (restated).............................. F-19

           Statements of Operations (unaudited) for
           the Three Months Ended September 30,
           1997 and September 30, 1996............................... F-21

           Statements of Cash Flows (unaudited) for
           the Three Months Ended September 30,
           1997 and September 30, 1996 (restated).................... F-22

           Notes to Financial Statements............................. F-24

           Management's Discussion and Analysis
           of Financial Condition and Results of
           Operations................................................ F-25

                          INDEPENDENT AUDITORS' REPORT


           To the Board of Directors and Stockholders
           LARCAN-TTC, INC.
           Louisville, Colorado


           We have audited the balance sheets of LARCAN-TTC, INC. as of June 30, 1997 and 1996 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LARCAN-TTC, INC. as of June 30, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

           The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the financial statements, the Company has a net working capital deficiency of $6,099,000 and a net stockholders' deficiency of $5,804,000 at June 30, 1997, that raises substantial doubt about its ability to continue as a going concern. Current management's plans in regard to these matters are also described in
           Note 2. The financial statements do not include any adjustments that might result from this uncertainty.



                                          /s/ Ehrhardt Keefe Steiner &
                                              Hottman PC

           August 15, 1997
           Denver, Colorado

                                   LARCAN-TTC, INC.

                                    Balance Sheet

                                                                        June 30,
                                                         1997            1996
                                                         ----            ----

                                     Assets
 Current Sheets
    Cash and cash equivalents                        $    65,000    $    98,000
    Accounts receivable - trade, less allowance for
      doubtful accounts of $173,000 (1997) and
      $154,000 (1996) (Note 6)                           378,000        363,000
    Accounts receivable - related party (Note 7)          96,000        792,000
    Inventories, net (Notes 3 and 6)                   1,871,000      1,797,000
    Other                                                 42,000         23,000
                                                     -----------    -----------
        Total current assets                           2,452,000      3,073,000
                                                     -----------    -----------

 Equipment and improvements (Notes 5 and 6)            2,034,000      1,923,000
    Less accumulated depreciation and amortization    (1,772,000)    (1,695,000)
                                                     -----------    -----------
                                                         262,000        228,000
                                                     -----------    -----------

 Note Receivable (Note 4)                                 13,000         19,000
 Other assets                                             20,000         19,000
                                                          33,000         38,000
                                                     -----------    -----------
 Total assets                                        $ 2,747,000    $ 3,339,000
                                                     ===========    ===========

                      Liabilities and Stockholders' Deficit

 Current liabilities
    Line-of-credit (Note 6)                          $   154,000     $  200,000
    Advances from stockholder (Note 7)                 6,895,000            --
    Accounts payable - trade                             456,000      1,410,000
    Accounts payable - related party (Note 7)             78,000        698,000
    Accrued payroll and payroll taxes                    145,000        181,000
    Other accrued expenses and other liabilities         158,000        142,000
    Accrued warranty and other reserves                  110,000         32,000
    Customer advances                                    555,000        302,000
                                                     -----------    -----------
        Total current liabilities                      8,551,000      2,965,000
                                                     -----------    -----------

    Advances from stockholder (Note 7)                       --       3,825,000

 Commitments (Note 9)

 Stockholders' deficit (Notes 7, 10 and 13)
    Preferred stock, $1.00 par value; 1,000,000 shares
        authorized
    Series A 5% cumulative convertible, 500,000 shares
        issued and outstanding, liquidation preference
        of $550,000                                      500,000        500,000
    Common stock, $.04 par value; 30,000,000 shares
        authorized,
    11,543,934 shares issued and outstanding             462,000        462,000
    Additional paid-in capital                         4,694,000      4,744,000
    Accumulated deficit                              (11,450,000)    (9,147,000)
    Common stock held in treasury, at cost;
        1,796 shares                                     (10,000)       (10,000)
                                                     -----------    -----------
        Total stockholders' deficit                   (5,804,000)    (3,451,000)
                                                     -----------    -----------

 Total liabilities and stockholders' deficit         $ 2,747,000     $3,339,000
                                                     ===========    ===========

                                LARCAN-TTC, INC.

                            Statements of Operations

                                                   Fiscal Years Ended June 30,
                                                       1997          1996
                                                   ------------- -------------


 Sales (Notes 7 and 11)                             $5,436,000    $7,474,000

 Operating expenses
    Cost of sales                                    5,089,000     7,293,000
    Selling, general and administrative              1,489,000     1,573,000
    Research and development                           726,000       898,000
                                                   -----------   -----------
        Total operating expenses                     7,304,000     9,764,000
                                                   -----------   -----------
 Loss from Operations                               (1,868,000)   (2,290,000)
                                                   -----------   -----------

 Other income and (expense)
    Interest                                          (436,000)      (21,000)
    Other                                                1,000       (15,000)
                                                   -----------   -----------
        Total other income and (expense)              (435,000)      (36,000)
                                                   -----------   -----------

 Net loss                                           (2,303,000)   (2,326,000)

 Preferred stock dividends                              50,000           --
                                                   -----------   -----------

 Net loss applicable to common stockholders        $(2,353,000)  $(2,326,000)
                                                   -----------   -----------

 Net loss per common share                         $      (.20)         (.23)
                                                   -----------   -----------

 Weighted average number of common shares
    outstanding                                     11,543,934    10,293,561
                                                   -----------   -----------

                                LARCAN-TTC, INC.

                       Statement of Stockholders' Deficit
                     For the Years Ended June 1997 and 1996


                           Preferred Stock, Series A                              Common Stock
                           -------------------------                              ------------

                                              Subscribed                                        Subscribed
                                              ----------                                        ----------

                     Shares     Amount     Shares      Amount         Shares     Amount       Shares        Amount
                     ------     ------     ------      ------         ------     ------       ------        ------

Year Ended
June 30, 1995             --   $     --    500,000    $ 500,000      6,543,934   $262,000    5,000,000    $ 200,000

Issuance of
subscribed
common stock              --         --         --           --      5,000,000    200,000   (5,000,000)    (200,000)

Issuance of
subscribed
preferred stock
for cash             500,000    500,000   (500,000)    (500,000)            --         --           --           --


Net loss                  --         --         --           --             --         --           --           --
                     -------   --------   --------     --------    -----------   --------   ----------    ---------

Year Ended
June 30, 1996        500,000    500,000         --           --     11,543,934    462,000           --           --

Preferred stock
dividends                 --         --         --           --             --         --           --           --

Net loss                  --         --         --           --             --         --           --           --
                     -------   --------   --------     --------    -----------   --------   ----------    ---------

Year Ended
June 30, 1997        500,000   $500,000         --           --    $11,543,934   $462,000           --    $      --
                     =======   ========   ========     ========    ===========   ========   ==========    =========


                       Additional
                       ----------
                        Paid in       Accumulated     Treasury
                        Capital         Deficit        Shares
                        -------         -------        ------

Year Ended
June 30, 1995          $4,744,000    $(6,821,000)      1,796

Issuance of
subscribed
common stock                   --              --         --

Issuance of
subscribed
preferred stock
for cash                       --              --         --


Net loss                       --      (2,326,000)        --

Year Ended
June 30, 1996           4,744,000      (9,147,000)     1,796

Preferred stock
dividends                 (50,000)             --         --

Net loss                       --      (2,303,000)        --
                       ----------      ----------      -----
Year Ended
June 30, 1997          $4,694,000    $(11,450,000)     1,796
     === ====          ==========    ============      =====

                            Statements of Cash Flows

                                                 For the Years Ended June 30
                                                      1997         1996
                                                 ------------   ------------


 Cash flows from operating activities
    Net loss                                     $(2,303,000)    $(2,326,000)
                                                 -----------     -----------
    Adjustments to reconcile net loss to net
         cash used in operating activities
       Depreciation and amortization                  77,000          94,000
    Provision for losses on accounts receivable       19,000         (49,000)
       Provision for inventory reserves               68,000          72,000
       Change in assets and liabilities
          Accounts receivable                        662,000        (756,000)
          Inventories                               (142,000)       (305,000)
          Other current assets                       (19,000)        (13,000)
          Accounts payable                        (1,574,000)      1,373,000
          Accrued payroll and payroll taxes          (36,000)          4,000
          Other accrued expenses and other
            liabilities                              (34,000)         42,000
          Accrued warranty reserves                   78,000          (2,000)
          Customer deposits                          253,000        (180,000)
                                                 -----------     -----------
                                                    (648,000)        280,000
                                                 -----------     -----------
              Net cash used in operating
              activities                          (2,951,000)     (2,046,000)
                                                 -----------     -----------

 Cash flows from investing activities
    Purchases of equipment and improvements         (111,000)       (135,000)
    Net change of note receivable                      6,000         (19,000)
    Net change in other assets                        (1,000)            --
                                                 -----------     -----------
       Net cash used in investing activities        (106,000)       (154,000)
                                                 -----------     -----------

 Cash flows from financing activities
    Payments on note payable and line-of-credit      (46,000)        (70,000)
    Borrowings from stockholder                    3,270,000       2,250,000
    Payments to stockholder                         (200,000)            --
                                                 -----------     -----------
       Net cash provided by financing activities   3,024,000       2,180,000
                                                 -----------     -----------

 Net decrease in cash and cash equivalents           (33,000)        (20,000)

 Cash and cash equivalents at beginning of year       98,000         118,000
                                                 -----------     -----------

 Cash and cash equivalents at end of year        $    65,000      $   98,000
                                                 ===========      ==========

 Supplemental disclosures of cash flow information:
    Cash paid for interest was $16,000 and $21,000 for 1997 and 1996, respectively.

 Supplemental disclosure of non-cash financing activities:
    Accrual of undeclared, cumulative preferred stock dividends was $50,000 and $0 for June 30, 1997 and 1996, respectively.

         Note 1 - Organization and Summary of Significant Accounting Policies

         Organization

         LARCAN-TTC, INC. (the Company), is a fully integrated producer of television and FM radio transmission equipment. The Company designs, develops and manufactures a variety of FM and television broadcast transmitters/translators including low power television equipment and high power UHF television equipment. The Company also provides system design services, sells accessory items manufactured by the Company and others, and performs installation as requested by its customers. LARCAN, INC. (a Canadian Corporation) (LARCAN) controls approximately 78 percent of the Company's outstanding common stock as of June 30, 1997.

         Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company, at times, maintains cash balances in depository accounts in excess of FDIC insurable limits.

         Inventories

         Inventories are stated at the lower of cost (first-in, first-out method) or market.

         Equipment and Improvements

         Equipment and improvements are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated useful life of the related assets, or the related lease term for leasehold improvements.

         Revenue Recognition

         Sales are recognized when the product is shipped, or pursuant to the terms of sales contracts when manufacturing is completed. Revenues from services are recognized when the services are rendered.

         Warranty Costs

         The Company generally provides a limited warranty for its products of one to two years. Included in cost of sales are projected future costs of providing such warranties on products which have been sold.

         Research and Development

         Research and product development expenditures are charged to operations as incurred.

         Net loss per common share

         Loss per share of common stock was computed based on the weighted average number of common shares outstanding during the period. Common stock equivalents are not included as their effect would be antidilutive.

         Reclassification

         Certain amounts in the 1996 balance sheet have been reclassified to conform with the 1997 presentation.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments

         The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, note receivable, accounts payable, accrued expenses, and line-of-credit approximated fair value as of June 30, 1997 and 1996, because of the relatively short maturity of these instruments.

         It is not practicable to estimate the fair value of the advances from stockholder due to the inability to estimate fair value with out incurring excessive costs.


         Note 2 - Continued Operations and Realization of Assets

         At June 30, 1997, the Company has a net working capital deficiency of $6,099,000 and a net stockholders' deficiency of $5,804,000.

         Management's plans in regards to these matters include ongoing efforts to increase market share for the Company's product and continued efforts to increase profitability. Additionally, the note payable to the Company's majority stockholder is currently due (Note 7). The majority stockholder has not extended the term of the note and as such it becomes due on demand (Notes 7 and 13). The Company is dependent on financing from the majority stockholder.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.


         Note 3 - Inventories

         Inventories consist of the following:

                                                                June 30,
                                                           1997         1996
                                                           ----         ----
         Parts, raw materials and sub-assemblies        $1,979,000   $1,930,000
         Work in process                                   256,000      163,000
            Gross inventory                              2,235,000    2,093,000
         Less inventory reserves                          (364,000)    (296,000)
            Net inventory                               $1,871,000   $1,797,000


         Note 4 - Note Receivable Note receivable consists of the following:

                                                                  June 30,
                                                           1997        1996
                                                           ----        ----
         Note receivable related to the conversion
         of trade accounts receivable, interest at 7%.
         The note requires monthly principal and
         interest payments of approximately $618
         through May 1999 and is secured by equipment.  $ 13,000      $ 19,000


         Note 5 - Equipment and Improvements

         Equipment and improvements consist of the following:

                                                                June 30,
                                                           1997          1996
                                                           ----          ----
         Manufacturing equipment                     $ 1,167,000    $ 1,045,000
         Furniture and fixtures                          714,000        714,000
         Leasehold improvements                          123,000        123,000
         Transportation equipment                         30,000         41,000
          Gross equipment                              2,034,000      1,923,000
          Less accumulated depreciation and
           amortization                               (1,772,000)    (1,695,000)
          Net equipment                              $   262,000    $   228,000


         Note 6 - Note Payable and Line-of-Credit

         Note payable and line-of-credit consist of the following:

                                                                June 30,
                                                           1997           1996
                                                           ----           ----
         Bank revolving line-of-credit, interest at
         prime plus 1.5% (8.5% at June 30, 1997), was
         due June 1, 1997, collateralized by trade
         accounts receivable, inventories, and
         equipment                                       $ 150,000     $ 200,000

         Bank term loan, paid subsequent to
         June 30, 1997.                                  $   4,000     $      --


         Note 7 - Related Parties

         The following is a summary of significant transactions with affiliated companies:

         Advances from Stockholder

         The Company receives advances from its major stockholder, LARCAN, for working capital and other purposes. These advances are subordinate to the bank debt (Note 6), and were non-interest- bearing and unsecured, with no fixed terms of repayment through August 1, 1996. In August 1996, LARCAN formalized its advances into a $10,000,000 note payable with interest at 8%, collateralized by substantially all the assets of the Company, subject to the bank debt (Note 6). The Note is currently due. The Company had total borrowings from LARCAN of $6,895,000 (including $420,000 of accrued interest) and $3,825,000 at June 30, 1997 and 1996 respectively.

         Sales to Affiliates

         Sales to an affiliate of the Company's major stockholder, LARCAN, were approximately $1,570,000 and $792,000 for the years ended June 30, 1997 and 1996, respectively. Amounts owed at June 30, 1997 and 1996 by affiliates were $96,000 and 792,000, respectively. Amounts owed to affiliates at June 30, 1997 and 1996 were $78,000 and 698,000, respectively.


         Note 8 - Income Taxes

         Income Taxes

         The Company recognizes deferred tax liabilities and assets based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. The measurement of deferred tax assets is reduced if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         Deferred income taxes at a tax rate of 37% are comprised of the following:

                                                                June 30,
                                                           1997           1996
                                                           ----           ----
         Deferred tax assets
            Allowance for doubtful accounts             $   64,000   $   57,000
            Inventory                                      308,000      283,000
            Accrued vacation and other liabilities          52,000       60,000
            Accrued warranty reserves                       41,000       12,000
            Research and development                        84,000       84,000
            Net operating loss carryforwards             3,800,000    2,714,000
            Valuation allowance on deferred tax assets  (4,349,000)  (3,186,000)
            Net deferred tax asset                              --       24,000

         Deferred tax liability-equipment
         and improvements depreciation                          --      (24,000)

         Net deferred taxes                             $       --   $       --

         A valuation allowance of $4,349,000 and $3,186,000 as of June 30, 1997 and 1996, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of these items.

         The Company has available, for federal income tax purposes, net operating loss carryforwards of approximately $10,200,000 which expire in varying amounts through 2012. The Company's net operating loss carryforwards, computed under the provisions of the alternative minimum tax, are not significantly different from the Company's regular net operating loss carryforwards. In addition, due to the change in control of stock ownership of the Company, the Company's utilization of its net operating losses, which were incurred prior to the change in control, are subject to an annual limitation. The benefit is not recognized due to the valuation allowance described above.


         Note 9 - Commitments

         Leases

         The Company has a noncancelable operating lease for its office and manufacturing facility and equipment. The real estate lease, which expires in April, 1998, provides for an increase in rental payments based on increases in the Consumer Price Index. In addition, the Company is required to pay property taxes, insurance and maintenance costs relating to the leased facility. The Company has also entered into certain other noncancelable operating leases extending through 2001. As of June 30, 1997, the Company's commitments under these operating leases are as follows:

         Fiscal Years Ending June 30,
         ----------------------------
                1998                                 $ 316,000
                1999                                    23,000
                2000                                    16,000
                2001                                     1,000
          Total                                      $ 356,000

         Total rental expense under operating leases for the fiscal years ended June 1997 and 1996 was $360,000 and $378,000, respectively.

         Note 10 - Stockholders' Deficit

         Preferred Stock

         During 1995, the Company amended its Articles of Incorporation to provide for 1,000,000 shares of preferred stock, $1.00 par value, with such rights, preferences, designations and to be issued in such series as to be determined by the Company's Board of Directors.

         In June 1995, the Board of Directors created Series A, 5% cumulative convertible preferred (Convertible Preferred) stock value at $1.00 per share. The maximum issuable shares under the series is 500,000 shares. Holders of the Convertible Preferred shares shall be entitled to dividends as declared by the Board of Directors at $.05 per share. The non-declared cumulative dividend was $25,000 at June 30, 1997 and 1996.

         The Convertible Preferred stockholders, in the event of liquidation of the Company, will receive an amount equal to $1.00 per share plus declared and unpaid dividends before any holder of common stock receives any amount. The Convertible Preferred stock is redeemable at the sole discretion of the Company. Subsequent to January 1, 1997, each Convertible Preferred share is convertible into common stock by multiplying the number of shares times the "liquidation value" divided by $.10.

         Stock Option Plan

         The Company adopted an Incentive Stock Option Plan (the Plan) which, as amended in February 1986, allowed the issuance of up to 687,500 shares of both incentive stock options (ISOs), as amended, and non-qualified options (NQOs), which are options that do not qualify as ISOs. Under the Plan, any employee of the Company, including salaried officers and directors, could be granted options to purchase common stock of the Company. The Plan expired in June 1993. Stock options granted pursuant to the terms of the Plan continue to be governed by the Plan's provisions.

         The following is a summary of changes in the qualified options for the last two years:

                                                    Number of     Option Price
                                                      Shares     Range Per Share
                                                    ---------    ---------------

         Outstanding at June 30, 1995                110,766            .28
         Canceled                                    (36,219)           .28
         Outstanding at June 30, 1996                 74,547            .28
         Canceled                                    (22,136)           .28
         Total exercisable at June 30, 1997           52,411          $ .28

         Effective October 15, 1993, the Board of Directors authorized a resolution which reset all qualified options to $.28 per share.


         Note 11 - Concentration of Credit Risk

         The Company operates in one industry segment and sells some products in foreign markets. Export sales totaled $872,000 and $2,699,000, for the fiscal years ended June 30, 1997 and 1996, respectively. During the year ended June 30, 1997, 51% of exports sales were to Norway, while in fiscal year 1996, 67% of export sales were to Saudi Arabia.

         Sales to international customers are subject to unique risks which are not present in sales to domestic customers. The Company attempts to mitigate these risks by carefully considering the political and economic conditions in a foreign country along with the financial viability of its customer before doing business there. For international customers, sales are priced in U.S. dollars to avoid currency fluctuations and are sold under irrevocable letters of credit, which are usually confirmed by a major U.S. bank when the political, economic, or financial validity is uncertain.

         Generally, it is the Company's policy to obtain a cash advance from its domestic customers of approximately 35% of the sales price prior to commencement of production. Subsequently, progress payments are received during the production of the equipment.

         The Company had individual customer(s) whose sales accounted for 10% and 26% of total sales during the years ended June 1997 and 1996, respectively.


         Note 12 - Significant Fourth Quarter Adjustments

         During the fourth quarter of the year ended June 30, 1997, the Company made the following adjustments to the financial statements:

         The Company accrued interest of approximately $420,000 on advances due its major shareholder (Note 7).


         Note 13 - Subsequent Event

         Subsequent to June 30, 1997, the Board of Directors of the Company agreed to a plan of merger, with a wholly owned subsidiary of its majority stockholder with the Company as the surviving entity. Under the terms of the merger agreement, each share of the Company's common stock not owned by LARCAN will be canceled in exchange for $.0625, which equaled the sale price of every Company share traded on its principal trading market for the 30 days immediately preceding the date of the merger agreement. As a result of the merger the Company will become a wholly owned subsidiary of LARCAN. The merger is subject to stockholder approval. LARCAN currently owns 78.6% of the Company's outstanding stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

               Operating Results

               For the fiscal year ended June 30, 1997 the Company reported a net loss of $2,353,000. This compares to a net loss of $2,326,000 for the fiscal year ended June 30, 1996. Overall sales decreased 27% from 1996. Sales were adversely impacted by the hesitancy of broadcasters to place orders for high power product due to the uncertainty surrounding the market situation for digital TV. Radio revenues also decreased during the year due to no large international order comparable to the one for Saudi Arabia in 1996. Sales of LPTV products increased by 11% in fiscal 1997 as quality and reliability issues addressed previously had a positive impact.

               Cost of sales as a percent of net sales in fiscal 1997 were 94% compared to 98% in fiscal 1996. As a result, gross margin, as a percentage of sales, increased in fiscal 1997 to 6% from 2% in fiscal 1996. Improved cost control especially in manufacturing overhead and in distribution costs, coupled with a modest selling price increase were the primary reasons for improvement which was seen mostly in the core LPTV product line. While an increase was achieved, the 6% level of gross margin attained remains well below industry standards for companies profitability engaged in the development, production and sale of products like those of the Company. The Company continues to be challenged in its efforts to reduce manufacturing costs and improve margins with respect to all of its product lines.

               Selling, general, and administrative ("SG&A") expenses decreased 5% from fiscal 1996 to fiscal 1997. These expenses were reduced from $1,573,000 in 1996 to $1,489,000 in 1997. However due to the reduced revenue base, SG&A costs increased as a percent of sales from 21% in fiscal 1996 to 27% in fiscal 1997.

               Selling expenses were reduced 23% from the prior fiscal year. Selling expense fell from $574,000 to $444,000 in 1997. A smaller in-house sales force coupled with lower travel expenses contributed to the majority of the reduction in selling expense. A better utilization of space at the National Association of Broadcasters show also held costs down. General and administrative costs increased 5% in comparison to fiscal 1996 from $999,000 to $1,045,000. An increase in staffing to enhance customer service response time was a major factor. Other costs were held to general inflation or reduced.

               Research and product development costs, reflecting the changing emphasis from high power projects to low power improvements, were reduced during the year by $172,000 or 19% from the prior year. As a percentage of revenues, however, spending increased slightly from 12% in fiscal 1996 to 13% in 1997. The Company experienced unexpected development costs associated with a new transmitter expected to be marketed in the current fiscal year. It became evident that the revenue stream originally projected would not occur in the near future and that engineering and other development costs were exceeding projections. As a result the Company suspended this particular project and concentrated on new marketing efforts for existing products. In addition, the Company defined more modest engineering objectives focused on current product enhancements and cost reductions. It is believed by the Company that this new focus is more appropriate for current market conditions.

               The reduction in research and product development costs also is attributable, in part, to the financial condition of the Company. The Company's working capital deficit and cash flow deficiency have led to delays in product development.

               Interest expense increased dramatically in recognition of the interest due Larcan on advances made for working capital and other purposes. The fiscal 1997 adjustment for interest due on these advances was $420,000. Other interest expense decreased during the year from $21,000 in 1996 to $16,000 in 1997. This reflects a decreasing balance on the bank line of credit.

               Liquidity and Capital Resources

               During fiscal 1997 cash advances from Larcan of $2,650,00 (excluding interest) were used primarily to reduce trade payables (including intercompany payables) from $2,108,000 as of June 30, 1996 to $534,000 at June 30, 1997. As noted in the opinion of the Company's independent auditors, there is substantial doubt about the Company's ability to continue as a going concern.

               The deficiency in working capital grew to $6,099,000 versus $108,000 of working capital in fiscal 1996 primarily due to the reclassification of shareholder advances as a current liability in fiscal 1997. Had shareholder advances been classified as a current liability in the prior fiscal year, the comparable working capital deficiency would have been $3,717,000 at June 30, 1996.

               Subsequent to fiscal 1997 the Company renegotiated its bank line of credit reducing the outstanding balance to $75,000 with an additional $75,000 term note. The line of credit note is due June 1, 1998 and the term note expires September 15, 1998.

               As of June 30, 1997 the Company had cash and short term investments of $65,000, other current assets of $2,387,000 and current liabilities (including the note to Larcan) of $8,551,000. The Company's current ratio at June 30, 1997, was .29, compared to 1.04 at June 30, 1996. The major impact was the increase in cash advances from Larcan during the year. Had shareholder advances been classified as a current liability in the prior fiscal year the comparable current ratio would have been .45 at June 30, 1996.

               Due to the Company's current cash flow constraints, there are no current plans for significant capital expenditures. In addition, until the Company's operations provide adequate working capital, the Company will be dependent on Larcan for its cash needs. The cash needs of the Company are expected to remain at current levels until such time as the operating efficiencies of overhead consolidation with Larcan are achieved.

                                  LARCAN-TTC INC.
                                   BALANCE SHEETS
                                    (Unaudited)

                                       ASSETS


                                              September 30,        June 30,
                                                  1997         1997 (restated)
                                              -------------    ---------------

      CURRENT ASSETS
         Cash and cash equivalents             $    61,000     $     65,000
         Trade accounts receivable less
         allowance for doubtful accounts of
         $181,000 (September) and $173,000
         (June)                                    200,000          378,000
         Accounts Receivable - related party       399,000           96,000
         Inventories (Net)                       1,738,000        1,871,000
         Other                                      31,000           42,000
                                               -----------      -----------
            TOTAL CURRENT ASSETS                 2,429,000        2,452,000
                                               -----------      -----------

      Equipment and Improvements                 1,809,000        2,034,000
         Less accumulated depreciation
         and amortization                       (1,578,000)      (1,772,000)
                                               -----------      -----------
      Net equipment and Improvements               231,000          262,000
                                               -----------      -----------

      Note Receivable                               11,000           13,000
      Other Assets                                  20,000           20,000
                                               -----------      -----------
      TOTAL ASSETS                               2,691,000        2,747,000
                                               ===========      ===========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT

      CURRENT LIABILITIES
         Line of Credit                        $    75,000     $    154,000
         Note Payable                               69,000               --
         Advances from Stockholder               6,475,000        6,475,000
         Accounts Payable-Trade                    664,000          456,000
         Accounts Payable - related party          324,000           78,000
         Salaries, wages and employee
         benefits                                  115,000          145,000
         Accrued expenses and other
         liabilities                               214,000          158,000
         Accrued warranty and other
         reserves                                  130,000          110,000
         Accrued interest payable                  557,000          420,000
         Customer Advances                         227,000          555,000
                                               -----------      -----------
            TOTAL CURRENT LIABILITIES            8,850,000        8,551,000
                                               ===========      ===========

      STOCKHOLDERS' DEFICIT
      Preferred stock, $1.00 par value;
        1,000,000 shares authorized
        Series A 5% cumulative convertible,
        500,000 shares issued and
        outstanding, liquidation
        preferences $1.00 per share                500,000          500,000
      Common stock, $0.04 par value;
         30,000,000 shares authorized,
         11,543,934 shares issued                  462,000          462,000
      Additional paid-in capital                 4,682,000        4,694,000
      Accumulated deficit                      (11,793,000)     (11,450,000)
      Common stock held in treasury, at
         cost; 1,796 shares                        (10,000)         (10,000)
                                              ------------     ------------
      TOTAL STOCKHOLDERS' DEFICIT               (6,159,000)      (5,804,000)
                                              ------------     ------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
         DEFICIT                                 2,691,000        2,747,000
                                              ============     ============
















                          See note to financial statements

                                  LARCAN-TTC INC.
                              STATEMENTS OF OPERATIONS
                                    (Unaudited)


                                                For the Three Months Ended
                                            September 30,        September 30,
                                                 1997          1996 (restated)
                                            -------------      ---------------

      NET SALES                              $ 1,617,000       $ 1,526,000

      COST OF GOODS SOLD                       1,359,000         1,492,000

      OPERATING EXPENSES:
         Selling, general and
           administrative                        337,000           359,000
         Research and development                151,000           251,000
                                             -----------       -----------
      TOTAL EXPENSES                           1,847,000         2,102,000
                                             -----------       -----------
      LOSS FROM OPERATIONS                      (230,000)         (576,000)
                                             -----------       -----------
      OTHER INCOME (EXPENSE)
         Interest expense                       (140,000)          (71,000)
         Other income                             27,000            (3,000)
                                             -----------       -----------
      TOTAL OTHER                               (113,000)          (74,000)
                                             -----------       -----------
      NET LOSS                               $  (343,000)      $  (650,000)
                                             ===========       ===========

      Preferred stock dividends                    6,000             6,000
                                             -----------       -----------
      Net loss applicable to common
         stockholders                        $  (349,000)      $  (656,000)
                                             ===========       ===========

      NET LOSS PER COMMON SHARE              $     (0.03)      $     (0.06)
                                             ===========       ===========

      WEIGHTED AVERAGE NUMBER OF
         SHARES OUTSTANDING                   11,543,934        11,543,934
                                             ===========       ===========










                          See note to financial statements

                                  LARCAN-TTC INC.
                              STATEMENTS OF CASH FLOWS
                                    (Unaudited)

                                                   For the Three Months Ended
                                              September 30,     September 30,
                                                   1997        1996 (restated)
                                              -------------   ---------------

      Cash flows from operating activities:
      Net Loss                                $  (343,000)     $  (650,000)

      Adjustments to reconcile net loss
       to net cash provided by (used in)
       operating activities:
         Depreciation & Amortization               26,000           18,000
         Provision for losses on A/R                8,000           10,000
         Provision for losses on inventory         15,000           15,000
         Gain on sale of fixed assets             (57,000)              --
      Change in operating assets and
       liabilities:
         Trade A/R                               (133,000)          15,000
         Inventories                              118,000           75,000
         Other Current Assets                      11,000          (18,000)
         Trade A/P                                454,000         (470,000)
         Salaries, Wages & Benefits               (30,000)         (36,000)
         Accrued Expenses & Other
           Liabilities                             44,000          (15,000)
         Accrued Warranty & Other
           Reserves                                20,000           87,000
         Accrued interest payable                 137,000           66,000
         Customer Advances                       (328,000)         336,000
                                              -----------      -----------

      Total adjustments                           285,000           83,000
                                              -----------      -----------

      Net cash used in operating activities       (58,000)        (567,000)

      Cash flows from investing activities:
         Purchase of Equip. & Improvements         (4,000)         (13,000)
         Proceeds from sale of fixed assets        66,000               --
         Net change of note receivable              2,000               --
                                              -----------      -----------
              Net cash used in investing
              activities                           64,000          (13,000)

      Cash flows from financing activities
         Payments on note payable and
           line-of-credit                         (10,000)         (12,000)
         Borrowings from stockholder                   --          650,000
                                              -----------      -----------
              Net cash provided by financing
              activities                          (10,000)         638,000

      Increase/Decrease in Cash                    (4,000)          58,000
                                              -----------      -----------

      Cash and cash equivalents at the
        beginning of the fiscal year               65,000           98,000

      Cash and cash equivalents at the end
        of three months                            61,000          156,000
                                              ===========      ===========

      Supplemental disclosures of cash flow information:
         Cash paid for interest was $3,000 and $6,000 for September 30, 1997 and 1996, respectively.

      Supplemental disclosure of non-cash financing activities:
         Accrual of undeclared, cumulative preferred stock dividends was $12,000 and $0 for September 30, 1997 and 1996, respectively.



























                        See note to financial statements

                                 LARCAN-TTC INC.
                          NOTES TO FINANCIAL STATEMENTS



        Reference is made to the financial statements included in the LARCAN-TTC INC. (the Company) annual report on Form 10-KSB for the year ended June 30, 1997, which describes the accounting policies of the Company for annual reporting purposes.

        The Statement of Operations and the Statement of Cash Flows for the period ended September 30, 1996 have been restated to reflect the accrual of interest due on shareholder notes and the accrual for cumulative dividends on preferred stock for the three months ended September 30, 1996. As referenced in note 12 to the financial statements as of June 30, 1997 included in the Company's annual report on form 10-KSB, the Company accrued the annual interest payable in the fourth quarter of the year ended June 30, 1997.

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position, and the results of its operations and cash flows for the periods presented. The results of the interim period are not necessarily indicative of results to be expected for the full year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        Operating Results

        First quarter revenues increased marginally (5%, $91,000) from the prior year. All product lines generated an increase except high power which declined 37%. Low power products increased 33%, more than compensating for the decrease in high power. Radio revenues were also up over prior year while repair sales were flat. Market demand for high power transmitters continues to be adversely affected by the transition to a digital market. The market uncertainties surrounding this transition are also forecast to impact low power products as well. The traditional low power market will consolidate into a replacement market until the transition to digital service is clarified.

        The forecasted trend in revenues is evidenced by the Company's backlog which declined $937,000 (64%) from prior year and $674,000 (56%) from June 30, 1997. As of September 30, 1997, sales booked but not yet shipped were $511,000. The backlog for all product lines has decreased from the fiscal year ending June 30, 1997 and new orders for the quarter were the lowest in the last twelve fiscal quarters.

        Gross margins increased to 16% from 2% in the prior year. Even though a mid-teen gross margin percentage continues the upward trend of the previous three quarters, the Company remains well below the industry standards required for profitability.

        The decrease in operating expenses of $122,000 (20%) in comparison to the first quarter of the prior year was due primarily to the reduction in engineering spending reflecting the suspension in the development program for the high power members of the RMS series.

        Interest expense increased under the terms of the interest bearing loan agreement with LARCAN.

        Other income reflected the sale of excess machine shop equipment no longer used in the production process.

        Capital Resources

        The deficiency in working capital grew by $322,000 to $6,421,000 from June 30, 1997. The primary reason was the operating losses of $343,000 in the quarter. The reclassification of advances from LARCAN to current liabilities as of June 1997 unfavorably impacts comparisons with prior year, when the company reported working capital of $180,000.

        Reflecting the renegotiation of the Company's short term bank borrowings, the revolving line of credit was reduced to $75,000 from $150,000 at June 30, 1997 with $75,000 being converted to a term note payable. During the quarter the balance on the term note payable was reduced to $69,000. The line of credit note is due June 1, 1998 and the term note expires September 15, 1998.

                                     Annex A

                          AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") dated as of July 17, 1997 by and among Larcan Inc., a Canadian corporation ("Larcan"), Larcan Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Larcan ("LSI"), and Larcan-TTC Inc., a Delaware corporation ("LTTC"). (LSI and LTTC are referred to herein collectively as the "Constituent Corporations.")

                                    RECITALS

               WHEREAS, the Boards of Directors of Larcan and LTTC each have determined that it is in the best interests of their stockholders to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

               NOW, THEREFORE, in consideration of the premises, and of the agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           The Merger; Effective Time

                     1.1 The Merger. At the Effective Time (as defined in
              Section 1.2) LSI shall be merged with and into LTTC and the separate corporate existence of LSI shall thereupon cease (the "Merger"). LTTC shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of LTTC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                     1.2. Effective Time. The Merger shall be effective at 5:00
              p.m. Eastern Time on the day on which a Certificate of Merger is filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation


                     2.1. The Certificate of Incorporation. The Certificate of
              Incorporation of LTTC in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                     2.2. The By-Laws. The By-Laws of LTTC in effect at the
              Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

                     3.1. Officers and Directors. The directors of LSI at the
              Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of LTTC shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.


                                   ARTICLE IV

                      Effect of the Merger on Capital Stock

                     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock of the Constituent Corporations:

                         (a) Each share of the Common Stock, par value $.01 per
              share, of LSI (the "LSI Shares") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $0.04 per share of LTTC (the "LTTC Shares").

                         (b) Each LTTC Share issued and outstanding immediately
              prior to the Effective Time (other than
              those owned by Larcan) shall be cancelled at the Effective Time in exchange for the Merger Consideration (as defined below).

                         (c) Each LTTC Share issued and outstanding immediately
              prior to the Effective Time that is owned by Larcan shall be cancelled at the Effective Time without any consideration therefor.

                         (d) As used herein Merger Consideration means $0.0625,
              which equals the sale price of each and every LTTC Share traded on its principal trading market for 30 days immediately prior to the date hereof.

                         (e) At and after the Effective Time, each holder of a
              certificate or certificates theretofore representing LTTC Shares ("OLD LTTC Shares") that were converted into the Merger Consideration in the Merger (a "Certificate") may surrender the same to LTTC or its agent for cancellation, and each such holder shall be entitled upon such surrender to receive in exchange therefor a check in an amount equal to the aggregate amount of cash to which such holder is entitled to be paid pursuant to this
              Article IV, without interest. Until so surrendered, each Certificate, after the Effective Time, shall be deemed for all purposes to evidence the right to receive such payment. If any amount is to be paid to a person other than the person to which the Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of LTTC or its agent that such taxes are not payable.

                         (f) At the Effective Time, the stock transfer books of
              LTTC shall be closed regarding Old LTTC Shares and no transfer of Old LTTC Shares shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither LTTC nor its agent nor any party to the Merger shall be liable to a holder of Old LTTC Shares for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         (g) Notwithstanding any other provision hereof, any
              holder of Old LTTC Shares that perfects appraisal rights under the
              Section 262 of the DGCL shall
              have their Old LTTC Shares converted into the consideration determined in accordance with such statute.



                                    ARTICLE V

                             Conditions; Termination

                     5.1 Conditions. Consummation of the Merger shall be subject to satisfaction of the following conditions (unless waived by Larcan):

                         (a) The stockholders of LTTC shall have approved this
              Agreement and the Merger by the vote required under the DGCL.

                         (b) No inquiry, action or proceeding which, in the
              opinion of Larcan, is material shall have been instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof.

                         (c) There shall have been no material adverse change in
              the financial condition, results of operations, business or prospects of LTTC since March 31, 1997.

                         (d) All required consents and approvals shall have been
              obtained, all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated hereby shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

                     5.2 Termination. This Agreement may be terminated and the
              Merger abandoned as follows:

                         (a) Larcan and LTTC may terminate this Agreement at any
              time prior to the Effective Time, before or after the approval by the stockholders of LTTC, by their mutual agreement;

                         (b) Larcan may terminate this Agreement at any time
              prior to the Effective Time if it concludes in good faith that (i) there has been a material adverse change in the financial condition, results of operations, business or prospects of LTTC since

              March 31, 1997 or (ii) any of the conditions specified in Section
              5.1 is unlikely to be satisfied in a timely manner.

                     5.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article V, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.


                                   ARTICLE VI

                            Miscellaneous and General

                     6.1. Modification or Amendment. Subject to the applicable
              provisions of the DGCL, at any time prior to the Effective Time, Larcan and LTTC may modify or amend this Agreement, by written agreement executed and delivered by their duly authorized officers.

                     6.2. Counterparts; Effectiveness. For convenience of the
              parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when duly executed and delivered by Larcan and LTTC. Larcan shall use reasonable efforts to form LSI promptly and shall cause LSI to execute and deliver this Agreement promptly after its formation.

                     6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

                     6.4. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                     IN WITNESS WHEREOF, this Agreement has been duly
              executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                        LARCAN INC.



                                       By_____________________________
                                         Name:________________________
                                         Title:_______________________



                                       LARCAN SUB, INC.



                                       By:___________________________
                                          Name:______________________
                                          Title:_____________________



                                      LARCAN TTC INC.



                                       By:__________________________
                                          Name:_____________________
                                          Title:____________________

                                           ANNEX B

      The name, office, address and present principal occupation or employment of each executive officer and director of Larcan is:

                            Office and Principal           Residential or
          Name                   Occupation               Business Address           Citizenship
          ----                   ----------               ----------------           -----------
      P. Clyde Turner       Chairman of the Board         228 Ambassador Drive       Canada
                            of Larcan                     Mississauga, Ontario
                                                          CANADA L5T 2J2

      James D. Adamson      Director and President        228 Ambassador Drive       Canada
                            of Larcan                     Mississauga, Ontario
                                                          CANADA L5T 2J2

      Paul A. Dickie        Director and Senior Vice      514 Chartwell Road         Canada
                            President of Larcan           P.O. Box 880
                            President of LRE              Oakville, Ontario
                                                          CANADA L6J 5C5

      John E. Tremblay      Vice President,               228 Ambassador Drive       Canada
                            Engineering                   Mississauga, Ontario
                                                          CANADA L5T 2J2

      Ronald E. Comforth    Vice President,               228 Ambassador Drive       Canada
                            Manufacturing                 Mississauga, Ontario
                                                          CANADA L5T 2J2

      Stan Maruno           Vice President, Sales         228 Ambassador Drive       Canada
                            and Marketing                 Mississauga, Ontario
                                                          CANADA L5T 2J2

      Michael P. Gagnon     Vice President, Customer      228 Ambassador Drive       Canada
                            Services and Treasurer        Mississauga, Ontario
                                                          CANADA L5T 2J2

      Nancy E. McGee        Director and Assistant        514 Chartwell Road         Canada
                            Treasurer of Larcan           P.O. Box 880
                            Senior Vice President,        Oakville, Ontario
                            Chief Financial Officer       CANADA L6J 5C5
                            and Treasurer of LRE

      Thomas F. Byrne       Director of Larcan            8 King Street East         Canada
                            Secretary of both Larcan      Suite 1600
                            and LRE                       Toronto, Ontario
                            Partner in the law firm       CANADA M5C 1B5
                            of Byrne, Crosby

      Constance L. Crosby   Assistant Secretary of        8 King Street East         Canada
                            Larcan, Partner in the        Suite 1600
                            law firm of Byrne, Crosby     Toronto, Ontario
                                                          CANADA  M5C 1B5

      George E. Patton      Director of Larcan            514 Chartwell Road         Canada
                            Chairman of the Board and     P.O. Box 80
                            Chief Executive Officer       Oakville, Ontario
                            of LRE                        CANADA L6J 5C5



      The name, address and present principal occupation or employment of each executive officer and director of LARCAN-TTC is:

                            Office and Principal           Residential or
          Name                   Occupation               Business Address           Citizenship
          ----                   ----------               ----------------           -----------
      Paul A. Dickie        Chairman of the Board         514 Chartwell Road         Canada
                                                          P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      Nancy E. McGee        Director                      514 Chartwell Road         Canada
                                                          P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      G. James Wilson       Director and President        650 South Taylor Avenue    U.S./Canada/
                            of LARCAN-TTC                 Louisville, CO 80027       Ireland

      James D. Adamson      Director and Vice President   228 Ambassador Drive       Canada
                            of LARCAN-TTC                 Mississauga, Ontario
                                                          CANADA L5T 2J2

      Byron W. St. Clair    Director                      650 South Taylor Avenue    U.S.
                                                          Louisville, CO 80027

      Dirk B. Freeman       Director and Assistant        650 South Taylor Avenue    U.S.
                            Secretary                     Louisville, CO 80027

      David Hale            Vice President, Operations    650 South Taylor Avenue    U.S.
                                                          Louisville, CO 80027

      Ronald M. Eve         Secretary and Controller      650 South Taylor Avenue    U.S.
                                                          Louisville, CO 80027

      Michael P. Gagnon     Treasurer                     228 Ambassador Drive       Canada
                                                          Mississauga, Ontario
                                                          CANADA L5T 2J2

      The name, office, address and present principal occupation or employment of each executive officer and director of LSI is:

                            Office and Principal           Residential or
          Name                   Occupation               Business Address           Citizenship
          ----                   ----------               ----------------           -----------
      James D. Adamson      Director and President        228 Ambassador Drive       Canada
                                                          Mississauga, Ontario
                                                          CANADA L5T 2J2

      Paul A. Dickie        Director and Chairman         514 Chartwell Road         Canada
                            of the Board                  P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      Nancy E. McGee        Director and Vice President   514 Chartwell Road         Canada
                                                          P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      G. James Wilson       Director                      650 South Taylor Avenue    U.S./Canada/
                                                          Louisville, CO 80027       Ireland

      Michael P. Gagnon     Treasurer                     228 Ambassador Drive       Canada
                                                          Mississauga, Ontario
                                                          CANADA L5T 2J2

      Thomas F. Byrne       Secretary                     8 King Street East         Canada
                                                          Suite 1600
                                                          Toronto, Ontario
                                                          CANADA M5C 1B5


      The name, office, address and present principal occupation or employment of each executive officer and director of the Surviving Corporation is:

                            Office and Principal           Residential or
          Name                   Occupation               Business Address           Citizenship
          ----                   ----------               ----------------           -----------
      Paul A. Dickie        Director and Chairman         514 Chartwell Road         Canada
                            of the Board                  P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      Nancy E. McGee        Director                      514 Chartwell Road         Canada
                                                          P.O. Box 880
                                                          Oakville, Ontario
                                                          CANADA L6J 5C5

      G. James Wilson       Director and President        650 South Taylor Avenue    U.S./Canada/
                                                          Louisville, CO 80027       Ireland

      James D. Adamson      Director and Vice President   228 Ambassador Drive       Canada
                                                          Mississauga, Ontario
                                                          CANADA L5T 2J2

      David Hale            Vice President                650 South Taylor Avenue    U.S.
                                                          Louisville, CO 80027

      Ronald M. Eve         Secretary                     650 South Taylor Avenue    U.S.
                                                          Louisville, CO 80027

      Michael P. Gagnon     Treasurer                     228 Ambassador Drive       Canada
                                                          Mississauga, Ontario
                                                          CANADA L5T 2J2

                                     Annex C

                             SECTION 262 OF THE DGCL


       Section 262.  Appraisal Rights.

              (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

              (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                   (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of 251 of this title.

                   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                   a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                   c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                   d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                   (d) Appraisal rights shall be perfected as follows:

                   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                   (2) If the merger or consolidation was approved pursuant to 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

              (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

              (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

              (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

              (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

              (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

              (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

              (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

              (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L.'97, eff. 7/1/97.)

                                  LARCAN-TTC INC.
                                  REVOCABLE PROXY
                          SPECIAL MEETING OF STOCKHOLDERS
                                   March 10, 1998

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned, as a holder of common stock, $.04 par value per share ("Common Stock"), of Larcan-TTC Inc. ("Company"), hereby appoints Paul
          A. Dickie and G. James Wilson, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the "Special Meeting"), to be held at the Company's offices, located at 650 South Taylor Avenue, Louisville, Colorado 80027 at 10:00 a.m., local time, and at any and all adjournments thereof.

          THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

          IMPORTANT:  PLEASE DATE AND SIGN THE PROXY ON THE REVERSE SIDE.

          The Board of Directors of the Company recommends a vote FOR approval of the Agreement and Plan of Merger.

          1. Proposal to approve and adopt the Agreement and Plan of Merger, dated July 17, 1997, by and among Larcan-TTC Inc., Larcan, Inc., and Larcan Sub, Inc., a copy of which is attached as Annex A to the Proxy Statement, and each of the transactions contemplated thereby.

                 ____ For         ____ Against         ____ Abstain

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

                 The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of the notice of Special Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given, with respect to the undersigned's shares of Common Stock.

          Dated: ________________, 1998

          Print Name of Shareholder: _____________________________

          Signature of Shareholder: ______________________________

          Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                 PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
               PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.